Note Purchase Agreement - HG Global (2026) 4908-1350-4156 v19.docx 10003356 EXECUTION VERSION HG GLOBAL LTD. $200,000,000 7.39% Senior Notes due May 14, 2036 ______________ NOTE PURCHASE AGREEMENT ______________ Dated May 14, 2026 Exhibit 10.1

TABLE OF CONTENTS

SECTION	HEADING	PAGE
SECTION 1.	AUTHORIZATION OF NOTES	1
SECTION 2.	SALE AND PURCHASE OF NOTES; SECURITY	1
Section 2.1.	Sale and Purchase of Notes	1
Section 2.2.	Security for the Notes	1
SECTION 3.	CLOSING	2
SECTION 4.	CONDITIONS TO CLOSING	2
Section 4.1.	Representations and Warranties	2
Section 4.2.	Performance; No Default	2
Section 4.3.	Compliance Certificates	2
Section 4.4.	Opinions of Counsel	3
Section 4.5.	Purchase Permitted By Applicable Law, Etc	3
Section 4.6.	Sale of Other Notes	3
Section 4.7.	Payment of Special Counsel Fees	3
Section 4.8.	Private Placement Number	4
Section 4.9.	Changes in Corporate Structure	4
Section 4.10.	Funding Instructions	4
Section 4.11.	Offeree Letter	4
Section 4.12.	Acceptance of Appointment to Receive Service of Process	4
Section 4.13.	Debt Rating	5
Section 4.14.	Security Documents	5
Section 4.15.	Filings; Share Certificates	5
Section 4.16.	Financing Statement Searches	5
Section 4.17.	Existing Loan Agreement	5
Section 4.18.	Interest Reserve Account	5
Section 4.19.	Proceedings and Documents	5
SECTION 5.	REPRESENTATIONS AND WARRANTIES OF THE COMPANY	6
Section 5.1.	Organization; Power and Authority	6
Section 5.2.	Authorization, Etc	6
Section 5.3.	Disclosure	6
Section 5.4.	Organization and Ownership of Shares of Subsidiaries; Affiliates	7
Section 5.5.	Financial Statements; Material Liabilities	7
Section 5.6.	Compliance with Laws, Other Instruments, Etc	8
Section 5.7.	Governmental Authorizations, Etc	8
Section 5.8.	Litigation; Observance of Agreements, Statutes and Orders	8
Section 5.9.	Taxes	8
Section 5.10.	Title to Property; Leases	9

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Section 5.11.	Licenses, Permits, Etc	9
Section 5.12.	Compliance with ERISA	10
Section 5.13.	Private Offering by the Company	10
Section 5.14.	Use of Proceeds; Margin Regulations	10
Section 5.15.	Existing Indebtedness; Future Liens	11
Section 5.16.	Foreign Assets Control Regulations, Etc	11
Section 5.17.	Status under Certain Statutes	12
Section 5.18.	Environmental Matters	12
Section 5.19.	Ranking of Obligations.	13
Section 5.20.	Collateral Matters	13
Section 5.21.	Security Documents	13
Section 5.22.	Solvency	13
SECTION 6.	REPRESENTATIONS OF THE PURCHASERS	13
Section 6.1.	Purchase for Investment	13
Section 6.2.	Source of Funds	14
SECTION 7.	INFORMATION AS TO COMPANY	15
Section 7.1.	Financial and Business Information	15
Section 7.2.	Officer's Certificate	20
Section 7.3.	Visitation	20
Section 7.4.	Electronic Delivery	21
Section 7.5.	Limitation on Disclosure Obligation.	22
SECTION 8.	PAYMENT AND PREPAYMENT OF THE NOTES	22
Section 8.1.	Maturity	22
Section 8.2.	Optional Prepayments with Make-Whole Amount	22
Section 8.3.	Prepayment for Tax Reasons	23
Section 8.4.	Prepayment in Connection with a Noteholder Sanctions Event	25
Section 8.5.	Allocation of Partial Prepayments	26
Section 8.6.	Maturity; Surrender, Etc.	26
Section 8.7.	Purchase of Notes	27
Section 8.8.	Make-Whole Amount and Modified Make-Whole Amount	27
Section 8.9.	Payments Due on Non-Business Days	29
Section 8.10.	Prepayments of Notes upon Change of Control	29
Section 8.11.	Prepayments of Notes upon Business Transfer	30
SECTION 9.	AFFIRMATIVE COVENANTS.	31
Section 9.1.	Compliance with Laws	31
Section 9.2.	Insurance	32
Section 9.3.	Maintenance of Properties	32
Section 9.4.	Payment of Taxes and Claims	32
Section 9.5.	Corporate Existence, Etc	32
Section 9.6.	Books and Records	33

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Section 9.7.	Subsidiary Guarantors	33
Section 9.8.	Priority of Obligations	34
Section 9.9.	Rating on the Notes	34
Section 9.10.	Interest Reserve	35
Section 9.11.	Further Assurances	35
SECTION 10.	NEGATIVE COVENANTS.	36
Section 10.1.	Transactions with Affiliates	36
Section 10.2.	Merger, Consolidation, Etc	37
Section 10.3.	Line of Business	38
Section 10.4.	Economic Sanctions, Etc.	39
Section 10.5.	Liens	39
Section 10.6.	Dispositions	39
Section 10.7.	Indebtedness	41
Section 10.8.	Restricted Payments	41
Section 10.9.	Investments	42
Section 10.10.	Subordinated Debt; Shareholder Debt	42
Section 10.11.	Investment Company Act; Margin Stock; Pensions	42
Section 10.12.	Modifications of Operating Documents	43
Section 10.13.	Debt to Capital Ratio	43
SECTION 11.	EVENTS OF DEFAULT	43
SECTION 12.	REMEDIES ON DEFAULT, ETC	47
Section 12.1.	Acceleration	47
Section 12.2.	Other Remedies	48
Section 12.3.	Rescission	48
Section 12.4.	No Waivers or Election of Remedies, Expenses, Etc	48
SECTION 13.	TAX INDEMNIFICATION; FATCA INFORMATION	49
SECTION 14.	REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES	52
Section 14.1.	Registration of Notes	52
Section 14.2.	Transfer and Exchange of Notes	52
Section 14.3.	Replacement of Notes	53
SECTION 15.	PAYMENTS ON NOTES	53
Section 15.1.	Place of Payment	53
Section 15.2.	Payment by Wire Transfer	53
SECTION 16.	EXPENSES, ETC	54
Section 16.1.	Transaction Expenses	54
Section 16.2.	Certain Taxes	55

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-iv- Section 16.3. Survival ................................................................................................55 SECTION 17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT ....................................................................................................................55 SECTION 18. AMENDMENT AND WAIVER ........................................................................55 Section 18.1. Requirements .......................................................................................55 Section 18.2. Solicitation of Holders of Notes ..........................................................56 Section 18.3. Binding Effect, Etc...............................................................................57 Section 18.4. Notes Held by Company, Etc...............................................................57 SECTION 19. NOTICES; ENGLISH LANGUAGE ...................................................................57 SECTION 20. REPRODUCTION OF DOCUMENTS .................................................................58 SECTION 21. CONFIDENTIAL INFORMATION.....................................................................58 SECTION 22. SUBSTITUTION OF PURCHASER ....................................................................60 SECTION 23. MISCELLANEOUS ........................................................................................60 Section 23.1. Successors and Assigns........................................................................60 Section 23.2. Accounting Terms ................................................................................60 Section 23.3. Severability ..........................................................................................61 Section 23.4. Construction, Etc..................................................................................61 Section 23.5. Counterparts .........................................................................................62 Section 23.6. Governing Law ....................................................................................62 Section 23.7. Jurisdiction and Process; Waiver of Jury Trial ....................................62 Section 23.8. Obligation to Make Payment in Dollars ..............................................63

-v- SCHEDULE A — Defined Terms SCHEDULE 1 — Form of 7.39% Senior Note due May 14, 2036 SCHEDULE 4.4(a)(i) — Form of Opinion of U.S. Special Counsel for the Company SCHEDULE 4.4(a)(ii) — Form of Opinion of Bermuda Special Counsel for the Company SCHEDULE 4.4(b) — Form of Opinion of Special Counsel for the Purchasers SCHEDULE 5.3 — Disclosure Materials SCHEDULE 5.4 — Subsidiaries of the Company and Ownership of Subsidiary Stock SCHEDULE 5.5 — Financial Statements SCHEDULE 5.15 — Existing Indebtedness SCHEDULE 10.1 — Transactions with Affiliates SCHEDULE 10.5 — Permitted Liens SCHEDULE 10.9 — Permitted Investments PURCHASER SCHEDULE — Information Relating to Purchasers

HG GLOBAL LTD. 26 Reid Street Hamilton HM 11, Bermuda 7.39% Senior Notes due May 14, 2036 May 14, 2026 TO EACH OF THE PURCHASERS LISTED IN THE PURCHASER SCHEDULE HERETO: Ladies and Gentlemen: HG Global Ltd., an exempted Bermuda company limited by shares (the “Company”), agrees with each of the Purchasers as follows: SECTION 1. AUTHORIZATION OF NOTES. The Company will authorize the issue and sale of $200,000,000 aggregate principal amount of its 7.39% Senior Notes due May 14, 2036 (the “Notes”). The Notes shall be substantially in the form set out in Schedule 1. Certain capitalized and other terms used in this Agreement are defined in Schedule A and, for purposes of this Agreement, the rules of construction set forth in Section 23.4 shall govern. SECTION 2. SALE AND PURCHASE OF NOTES; SECURITY. Section 2.1. Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in the Purchaser Schedule at the purchase price of 100% of the principal amount thereof. The Purchasers’ obligations hereunder are several and not joint obligations and no Purchaser shall have any liability to any Person for the performance or non- performance of any obligation by any other Purchaser hereunder. Section 2.2. Security for the Notes. (a) Subject to Section 9.10, as of the Closing, the Notes will be secured by a lien on the Collateral, pursuant to the Security Documents entered into, or which may be entered into, by the Company with Kroll Agency Services (US) LLC in its capacity as Collateral Agent under each Security Document (together with any successor Collateral Agent, the “Collateral Agent”) for the benefit of the holders of Notes from time to time outstanding.

-2- SECTION 3. CLOSING. The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Chapman and Cutler LLP, 320 South Canal Street, Chicago, IL 60606, at 8:00 a.m., Chicago time, at a closing (the “Closing”) on May 14, 2026. At the Closing the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company to beneficiary account number . If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure by the Company to tender such Notes or any of the conditions specified in Section 4 not having been fulfilled to such Purchaser’s satisfaction. SECTION 4. CONDITIONS TO CLOSING. Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions: Section 4.1. Representations and Warranties. The representations and warranties of the Company in this Agreement and the other Note Documents to which it is a party shall be correct when made and at the Closing. Section 4.2. Performance; No Default. The Company shall have performed and complied with all agreements and conditions contained in this Agreement and the other Note Documents to which it is a party required to be performed or complied with by it prior to or at the Closing. Before and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Presentation that would have been prohibited by Section 10 had such Section applied since such date. Section 4.3. Compliance Certificates. (a) Officer’s Certificate. The Company shall have delivered to such Purchaser an Officer’s Certificate, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.9 have been fulfilled.

-3- (b) Secretary’s or Director’s Certificate. The Company shall have delivered to such Purchaser a certificate of its Secretary, an Assistant Secretary, a Director or another appropriate officer, dated the date of the Closing, certifying as to (i) the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of the Notes and this Agreement and the other Note Documents to which it is a party and (ii) the Company’s constitutional documents as then in effect. (c) Collateral Agent’s Certificate. The Collateral Agent shall have delivered to such Purchaser a certificate, dated the date of the Closing, certifying as to corporate proceedings relating to the authorization, execution and delivery of the Note Documents to which the Collateral Agent is a party and the Collateral Agent’s organizational documents as then in effect. Section 4.4. Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from (i) Cravath, Swaine & Moore LLP, U.S. special counsel for the Company, and (ii) Conyers Dill & Pearman Limited, Bermuda special counsel for the Company, covering the matters and substantially in the respective forms set forth in Schedules 4.4(a)(i) and 4.4(a)(ii) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or its counsel may reasonably request (and the Company hereby instructs its counsel to deliver such opinions to the Purchasers) and (b) from Chapman and Cutler LLP, special counsel for the Purchasers (and, if applicable, the investment manager(s) for one or more Purchasers), substantially in the form set forth in Schedule 4.4(b) and covering such other matters incident to such transactions as such Purchaser may reasonably request. Section 4.5. Purchase Permitted By Applicable Law, Etc. On the date of the Closing such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation, which law or regulation was not in effect on the date hereof. If requested by such Purchaser, such Purchaser shall have received an Officer’s Certificate certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted. Section 4.6. Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser (other than any Purchaser that does not purchase Notes as a result of the failure of the conditions in Section 4.5(a) or Section 4.5(c) to be satisfied) shall purchase the Notes to be purchased by it at the Closing as specified in the Purchaser Schedule. Section 4.7. Payment of Special Counsel Fees. Without limiting Section 16.1, the Company shall have paid on or before the Closing the fees, charges and disbursements of special counsel for the Purchasers (and, if applicable, the investment manager(s) to one or more

-4- Purchasers) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing. Section 4.8. Private Placement Number. A Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services shall have been obtained for the Notes. Section 4.9. Changes in Corporate Structure. The Company shall not have changed its jurisdiction of incorporation or organization, as applicable, or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5. Section 4.10. Funding Instructions. (a) At least five (5) Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer on letterhead of the Company confirming the information specified in Section 3 including (i) the name and address of the transferee bank and any correspondent bank, (ii) such transferee bank’s and correspondent bank’s ABA number/SWIFT Code/IBAN, (iii) the account name and number into which the purchase price for the Notes is to be deposited, which account shall be fully opened and able to receive micro deposits in accordance with this Section 4.10 at least five (5) Business Days prior to the date of Closing and (iv) contact information of a representative at the transferee bank and a representative at the Company available to confirm such instructions by telephone and email. (b) Each Purchaser has the right, but not the obligation, upon written notice (which may be by email) to the Company, to elect to deliver a micro deposit (equal to or less than $51.00) to the account identified in the written instructions no later than two (2) Business Days prior to Closing. If a Purchaser delivers a micro deposit, a Responsible Officer must verbally verify the receipt and amount of the micro deposit to such Purchaser on a telephone call initiated by such Purchaser prior to Closing. The Company shall not be obligated to return the amount of the micro deposit, nor will the amount of the micro deposit be netted against the Purchaser’s purchase price of the Notes. (c) At least two (2) Business Days prior to the date of the Closing, if requested by a Purchaser, a Responsible Officer of the Company shall have confirmed such written instructions in a live video conference call made available to the Purchasers. Section 4.11. Offeree Letter. J.P. Morgan Securities LLC shall have delivered to the Company, its counsel and the counsel referred to in Section 4.4(b) an offeree letter, in form and substance satisfactory to the Company and its counsel and the special counsel for the Purchasers (and, if applicable, the investment manager(s) to one or more Purchasers), confirming the manner of the offering of the Notes by such entity and the number of offerees. Section 4.12. Acceptance of Appointment to Receive Service of Process. Such Purchaser shall have received evidence of the acceptance by White Mountains Partners LLC of the appointment and designation provided for by Section 23.7(e) for the period from the date of the Closing to May 14, 2037 (and the payment in full of all fees in respect thereof).

-5- Section 4.13. Debt Rating. The Company shall have delivered or caused to be delivered, to such Purchaser, a rating letter setting forth the initial Debt Rating for the Notes, which shall be Investment Grade, issued by an Acceptable Rating Agency. In the event such Debt Rating is not a public rating, the Company will provide to such Purchaser a Private Rating Letter evidencing such Debt Rating and a Private Rating Rationale Report with respect to such Debt Rating. Section 4.14. Security Documents. Substantially contemporaneously with the Closing, the Obligations shall be secured by a first priority Lien (subject to Permitted Liens) on the Collateral in favor of the Collateral Agent, for the benefit of the Secured Parties, and the Company will deliver or cause to be delivered to the Purchasers and the Collateral Agent on the date of the Closing (a) a copy of the executed Collateral Agency Agreement, (b) a copy of the executed Pledge Agreement and (c) a copy of each of the other Security Documents. Section 4.15. Filings; Share Certificates. Subject to the limitations and qualifications in the Security Documents, the Purchasers shall have received copies of all filings and recordations that are necessary to perfect or register (as applicable) the security interests of the Collateral Agent for the benefit of the holders of the Notes in the Collateral and such filings and recordations shall be in proper form for filing or recordation. Substantially contemporaneously with the Closing, the Collateral Agent shall have received (a) a certificate of registration issued by the Bermuda Registrar of Companies evidencing the registration of the applicable security interests in the Bermuda register of charges, and (b) any original share certificates and any other Instruments representing any of the Pledged Shares required to be pledged under the Pledge Agreement, accompanied by undated share transfer forms executed in blank and other proper instruments of transfer. Section 4.16. Financing Statement Searches. Each Purchaser shall have received copies, dated as of a recent date prior to the date of this Agreement, of such financing statement searches as the Purchasers may reasonably request, accompanied by written evidence (including, if applicable, any Uniform Commercial Code termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, on and as of the date of the Closing, will be terminated or released. Section 4.17. Existing Loan Agreement. Each Purchaser shall have received such documents and instruments evidencing the full repayment of the Existing Loan Agreement, including any payoff letters or agreements in connection therewith and evidence that all related liens will be released upon funding of the Notes and payment by the Company of the net proceeds of the Notes (or a portion thereof) to existing lenders under the Existing Loan Agreement. Section 4.18. Interest Reserve Account. The Interest Reserve Account shall have been established, and the amount on deposit in the Interest Reserve Account on the date of the Closing is not less than the Interest Reserve Amount calculated after giving effect to the Notes to be issued hereunder. Section 4.19. Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and its special

-6- counsels, and such Purchaser and its special counsel shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or such special counsel may reasonably request. SECTION 5. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to each Purchaser that: Section 5.1. Organization; Power and Authority. The Company is a company duly incorporated, validly existing and, where applicable, in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement and the other Note Documents to which it is a party and to perform the provisions hereof and thereof. The Company and its Subsidiaries have all material Insurance Licenses necessary to conduct their businesses as conducted on the date hereof. To the Company’s knowledge, (a) no material Insurance License of the Company or any of its Subsidiaries is the subject of a proceeding for suspension or revocation or any similar proceedings, (b) there is no sustainable basis for such a suspension or revocation of any such Insurance License and (c) no such suspension or revocation of any such Insurance License is threatened in writing by any Applicable Insurance Regulatory Authority. Section 5.2. Authorization, Etc. This Agreement and the Notes have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and the other Note Documents to which it is a party constitute, and upon execution and delivery thereof each Note will constitute, a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Section 5.3. Disclosure. The Company, through its agent, J.P. Morgan Securities LLC, has delivered to each Purchaser a copy of an Investor Presentation, dated April 14, 2026 (the “Presentation”), relating to the transactions contemplated hereby. The Presentation fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Presentation, the financial statements listed in Schedule 5.5 and the documents, certificates or other writings delivered to the Purchasers by or on behalf of the Company prior to May 1, 2026 in connection with the transactions contemplated hereby and identified in Schedule 5.3 (this Agreement, the Presentation and such documents, certificates or other writings and such financial statements delivered to each Purchaser being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made.

-7- Except as disclosed in the Disclosure Documents, since December 31, 2025, there has been no change in the financial condition, operations, business, properties or prospects of the Company or any Subsidiary except changes that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that could reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents. Section 5.4. Organization and Ownership of Shares of Subsidiaries; Affiliates. (a) Schedule 5.4 contains (except as noted therein) complete and correct lists of (i) the Company’s Subsidiaries, showing, as to each Subsidiary, the name thereof, the jurisdiction of its organization, the percentage of shares of each class of its capital stock, share capital or similar equity interests issued and outstanding owned by the Company and each other Subsidiary and whether such Subsidiary is a Subsidiary Guarantor, (ii) the Company’s Affiliates, other than Subsidiaries, and (iii) the Company’s directors and senior officers. (b) All of the issued and outstanding shares of capital stock, share capital or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company and its Subsidiaries have been validly issued, are fully paid and non-assessable and are owned by the Company or another Subsidiary free and clear of any Lien that is prohibited by this Agreement. (c) Each Subsidiary is a corporation or other legal entity duly organized, validly existing and, where applicable, in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation or other legal entity and, where applicable, is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate or other power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact. (d) No Subsidiary is subject to any legal, regulatory, contractual or other restriction (other than the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law, Insurance Laws or similar statutes) restricting the ability of such Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any of its Subsidiaries that owns issued and outstanding shares of capital stock, share capital or similar equity interests of such Subsidiary. Section 5.5. Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the financial statements of White Mountains and its Subsidiaries which include the HG Global Segment listed on Schedule 5.5. All of such financial statements (including in each case the related schedules and notes) fairly present in all material respects the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim

-8- financial statements, to normal year-end adjustments). The Company and its Subsidiaries do not have any Material liabilities that are not disclosed in the Disclosure Documents. Section 5.6. Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement and the other Note Documents to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien in respect of any property of the Company or any Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter, memorandum of association, articles of association, regulations or by-laws, shareholders agreement, limited liability company operating agreement or any other agreement, organizational document or instrument to which the Company or any Subsidiary is bound or by which the Company or any Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Subsidiary. Section 5.7. Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by the Company of this Agreement or the other Note Documents to which it is a party, including any thereof required in connection with the obtaining of Dollars to make payments under this Agreement or the Notes and the payment of such Dollars to Persons resident in the United States of America. It is not necessary to ensure the legality, validity, enforceability or admissibility into evidence in Bermuda of this Agreement or the other Note Documents to which it is a party that any thereof or any other document be filed, recorded or enrolled with any Governmental Authority, or that any such agreement or document be stamped with any stamp, registration or similar transaction tax payable on any document, including this Agreement. Section 5.8. Litigation; Observance of Agreements, Statutes and Orders. (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Subsidiary or any property of the Company or any Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. (b) Neither the Company nor any Subsidiary is (i) in default under any agreement or instrument to which it is a party or by which it is bound, (ii) in violation of any order, judgment, decree or ruling of any court, any arbitrator of any kind or any Governmental Authority or (iii) in violation of any applicable law, ordinance, rule or regulation of any Governmental Authority (including Environmental Laws, the USA PATRIOT Act or any of the other laws and regulations that are referred to in Section 5.16), which default or violation could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 5.9. Taxes. (a) The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and

-9- payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (i) the amount of which, individually or in the aggregate, is not Material or (ii) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company knows of no basis for any other tax or assessment that could, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, national, state or other taxes for all fiscal periods are adequate. (b) No liability for any Tax, directly or indirectly, imposed, assessed, levied or collected by or for the account of any Governmental Authority of Bermuda or any political subdivision thereof will be incurred by the Company or any holder of a Note as a result of the execution or delivery of this Agreement or the Notes and no deduction or withholding in respect of Taxes imposed by or for the account of Bermuda or, to the knowledge of the Company, any other Taxing Jurisdiction, is required to be made from any payment by the Company under this Agreement or the Notes except for any such liability, withholding or deduction imposed, assessed, levied or collected by or for the account of any such Governmental Authority of Bermuda arising out of circumstances described in clause (i), (ii) or (iii) of Section 13(b). Section 5.10. Title to Property; Leases. The Company and its Subsidiaries have good and sufficient title to their respective properties that individually or in the aggregate are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Subsidiary after such date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement. All leases that individually or in the aggregate are Material are valid and subsisting and are in full force and effect in all material respects. Section 5.11. Licenses, Permits, Etc. (a) The Company and its Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks and trade names, or rights thereto, that individually or in the aggregate are Material, without known conflict with the rights of others. (b) To the knowledge of the Company based upon reasonable inquiry and investigation, no product or service of the Company or any of its Subsidiaries infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned by any other Person. (c) To the knowledge of the Company based upon reasonable inquiry and investigation, there is no Material violation by any Person of any right of the Company or any of its Subsidiaries with respect to any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name or other right owned or used by the Company or any of its Subsidiaries.

-10- Section 5.12. Compliance with ERISA. (a) Neither the Company nor any ERISA Affiliate maintains, contributes to or is obligated to maintain or contribute to, or has, at any time within the past six years, maintained, contributed to or been obligated to maintain or contribute to, any employee benefit plan which is subject to Title I or Title IV of ERISA or section 4975 of the Code (a “U.S. Plan”). Neither the Company nor any ERISA Affiliate is, or has ever been at any time within the past six years, a “party in interest” (as defined in section 3(14) of ERISA) or a “disqualified person” (as defined in section 4975 of the Code) with respect to any U.S. Plan. (b) The present value of the accrued benefit liabilities (whether or not vested) under each Non-U.S. Plan that is funded, determined as of the end of the Company’s most recently ended Fiscal Year on the basis of reasonable actuarial assumptions, did not exceed the current value of the assets of such Non-U.S. Plan allocable to such benefit liabilities by an amount that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. (c) The Company has not incurred any obligation in connection with the termination of or withdrawal from any Non-U.S. Plan that individually or in the aggregate are Material. (d) All Non-U.S. Plans have been established, operated, administered and maintained in compliance with all laws, regulations and orders applicable thereto, except where failure so to comply could not be reasonably expected to have a Material Adverse Effect. All premiums, contributions and any other amounts required by applicable Non-U.S. Plan documents or applicable laws to be paid or accrued by the Company and its Subsidiaries have been paid or accrued as required, except where failure so to pay or accrue could not be reasonably expected to have a Material Adverse Effect. Section 5.13. Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes or any similar Securities for sale to, or solicited any offer to buy the Notes or any similar Securities from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than thirty-five (35) Institutional Investors (including the Purchasers), each of which has been offered the Notes at a private sale for investment. Neither the Company nor anyone acting on its behalf has, with respect to the Notes, engaged in any form of “general solicitation or general advertising,” as defined under Rule 502(c) of the Securities Act. The Company has provided each Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.5, as well as the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or delivery of any Guaranties to the registration requirements of section 5 of the Securities Act or to the registration requirements of any Securities or blue sky laws of any applicable jurisdiction, including the jurisdiction that governs the Company’s internal affairs. Section 5.14. Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes hereunder to refinance existing indebtedness, pay dividends and for general corporate purposes. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying any margin stock within the meaning of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221),

-11- or for the purpose of buying or carrying or trading in any Securities under such circumstances as to involve the Company in a violation of Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 1% of the value of the consolidated assets of the Company and its Subsidiaries and the Company does not have any present intention that margin stock will constitute more than 1% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U. Section 5.15. Existing Indebtedness; Future Liens. (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Indebtedness of the Company and its Subsidiaries as of May 14, 2026 (including descriptions of the obligors and obligees, principal amounts outstanding, any collateral therefor and any Guaranties thereof), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Indebtedness of the Company or its Subsidiaries. Neither the Company nor any Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Indebtedness of the Company or such Subsidiary and no event or condition exists with respect to any Indebtedness of the Company or any Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Indebtedness to become due and payable before its stated maturity or before its regularly scheduled dates of payment. (b) Except as disclosed in Schedule 5.15, neither the Company nor any Subsidiary has agreed or consented to cause or permit any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness or to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien that secures Indebtedness. (c) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Indebtedness of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including its charter or any other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Indebtedness of the Company, except as disclosed in Schedule 5.15. Section 5.16. Foreign Assets Control Regulations, Etc. (a) Neither the Company nor any Controlled Entity (i) is a Blocked Person, (ii) has been notified that its name appears or may in the future appear on a State Sanctions List or (iii) is a target of sanctions that have been imposed by the United Nations, the European Union or the United Kingdom. (b) Neither the Company nor any Controlled Entity (i) has violated, been found in violation of, or been charged or convicted under, any applicable Economic Sanctions Laws, Anti- Money Laundering Laws or Anti-Corruption Laws or (ii) to the Company’s knowledge, is under investigation by any Governmental Authority for possible violation of any Economic Sanctions Laws, Anti-Money Laundering Laws or Anti-Corruption Laws.

-12- (c) No part of the proceeds from the sale of the Notes hereunder: (i) constitutes or will constitute funds obtained on behalf of any Blocked Person or will otherwise be used by the Company or any Controlled Entity, directly or indirectly, (A) in connection with any investment in, or any transactions or dealings with, any Blocked Person, (B) for any purpose that would cause any Purchaser to be in violation of any Economic Sanctions Laws or (C) otherwise in violation of any Economic Sanctions Laws; (ii) will be used, directly or indirectly, in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Money Laundering Laws; or (iii) will be used, directly or indirectly, for the purpose of making any improper payments, including bribes, to any Governmental Official or commercial counterparty in order to obtain, retain or direct business or obtain any improper advantage, in each case which would be in violation of, or cause any Purchaser to be in violation of, any applicable Anti-Corruption Laws. (d) The Company has established procedures and controls which it reasonably believes are adequate (and otherwise comply with applicable law) to ensure that the Company and each Controlled Entity is and will continue to be in compliance with all applicable Economic Sanctions Laws, Anti-Money Laundering Laws and Anti-Corruption Laws. Section 5.17. Status under Certain Statutes. Neither the Company nor any Subsidiary is subject to regulation under the Public Utility Holding Company Act of 2005, the ICC Termination Act of 1995, or the Federal Power Act. Neither the Company nor any Subsidiary is required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, and neither the Company nor any Subsidiary is subject to regulation under the Investment Company Act of 1940. Section 5.18. Environmental Matters. (a) Neither the Company nor any Subsidiary has knowledge of any claim or has received any notice of any claim and no proceeding has been instituted asserting any claim against the Company or any of its Subsidiaries or any of their respective real properties or other assets now or formerly owned, leased or operated by any of them, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as could not reasonably be expected to result in a Material Adverse Effect. (b) Neither the Company nor any Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. (c) Neither the Company nor any Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them in a manner which is contrary

-13- to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. (d) Neither the Company nor any Subsidiary has disposed of any Hazardous Materials in a manner which is contrary to any Environmental Law that could, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. (e) All buildings on all real properties now owned, leased or operated by the Company or any Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect. Section 5.19. Ranking of Obligations. The Company’s payment obligations under this Agreement and the Notes will, upon issuance of the Notes, rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company. Section 5.20. Collateral Matters. The Company has good title to, rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien under the Security Documents, free and clear of any and all Liens. All representations and warranties of the Company or its Subsidiaries relating to the Collateral contained in the Security Documents are true and correct in all material respects on and as of the date of the Closing and are incorporated into this Agreement by reference. Section 5.21. Security Documents. The Security Documents are effective to grant to the Collateral Agent for the ratable benefit of the holders of the Notes an enforceable Lien on the Collateral described therein. Upon receipt of a certificate of registration from the Bermuda Registrar of Companies evidencing registration of the applicable Security Document in the Bermuda register of charges, the Collateral Agent will have priority in Bermuda over any unregistered charges, and over any subsequently registered charges, in respect of the Collateral described therein. Section 5.22. Solvency. The Company and its Subsidiaries, on a consolidated basis, are Solvent. SECTION 6. REPRESENTATIONS OF THE PURCHASERS. Section 6.1. Purchase for Investment. Each Purchaser severally represents that (i) it is an “accredited investor” within the meaning of Rule 501(a)(1), (2), (3), (7) or (9) of Regulation D of the Securities Act, and to the extent such Purchaser is an “accredited investor” in reliance on Rule 501(a)(9) of Regulation D of the Securities Act, such Purchaser is an “Institutional Account” as defined in FINRA Rule 4512(c), and it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, provided that the disposition of such Purchaser’s or their property shall at all times be within such Purchaser’s or their control and (ii) it has (or its investment manager has) knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of its investment in the Notes and it is able to bear

-14- the economic risk of holding the Notes for an indefinite period of time. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes nor does it intend to do so and, in any event, a Purchaser shall only reoffer or resell the Notes purchased by it in accordance with any available exemption from the requirements of Section 5 of the Securities Act, except as aforesaid. Each Purchaser also severally represents that the Company has provided such Purchaser an opportunity to discuss with the Company’s management the financial statements delivered pursuant to Section 5.5, as well as the Company’s business, management, financial affairs and the terms and conditions of the offering of the Notes. Section 6.2. Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder: (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or (c) the Source is either (i) an insurance company pooled separate account, within the meaning of PTE 90-1 or (ii) a bank collective investment fund, within the meaning of the PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or (d) the Source constitutes assets of an “investment fund” (within the meaning of Section VI of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Section VI of the QPAM

-15- Exemption), no employee benefit plan’s assets that are managed by the QPAM in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, represent more than 20% of the total client assets managed by such QPAM, the conditions of Sections I(c), I(g) (regarding eligibility), and I(k) of the QPAM Exemption are satisfied, neither the QPAM nor a person controlling or controlled by the QPAM maintains an ownership interest in the Company that would cause the QPAM and the Company to be “related” within the meaning of Section VI(h) of the QPAM Exemption and (i) the identity of such QPAM and (ii) the names of any employee benefit plans whose assets in the investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section VI(c)(1) of the QPAM Exemption) of such employer or by the same employee organization, represent 10% or more of the assets of such investment fund, have been disclosed to the Company in writing pursuant to this clause (d); or (e) the Source constitutes assets of a “plan(s)” (within the meaning of Part IV(h) of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV(a) of the INHAM Exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a person controlling or controlled by the INHAM (applying the definition of “control” in Part IV(d)(3) of the INHAM Exemption) owns a 10% or more interest in the Company and (i) the identity of such INHAM and (ii) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or (f) the Source is a governmental plan; or (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this clause (g); or (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA. As used in this Section 6.2, the terms “employee benefit plan,” “governmental plan,” and “separate account” shall have the respective meanings assigned to such terms in section 3 of ERISA. SECTION 7. INFORMATION AS TO COMPANY Section 7.1. Financial and Business Information. The Company shall deliver to each holder of a Note that is an Institutional Investor (and for purposes of this Agreement the information required by this Section 7.1 shall be deemed delivered on the date of delivery of such information in the English language or the date of delivery of an English translation thereof):

-16- (a) Interim Statements — promptly after the same are available and in any event within 60 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each Fiscal Quarter in each Fiscal Year of the Company (other than the last Fiscal Quarter of each such Fiscal Year), duplicate copies of either (i) for so long as the HG Global Segment is a reportable segment of operations of White Mountains and its Subsidiaries, the balance sheet and results of operations information as of the end of or for such Fiscal Quarter (or for the portion of the Fiscal Year then ended) with respect to the HG Global Segment that is required to be reported as segment financial information in the consolidated financial statements of White Mountains included in its Quarterly Report on Form 10-Q for the applicable Fiscal Quarter or (ii) otherwise, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Quarter and the consolidated statements of operations of the Company and its Subsidiaries for such Fiscal Quarter and for the portion of the Fiscal Year then ended, prepared in conformity (including as to whether or not BAM is required to be consolidated therein) with GAAP, setting forth in each case in comparative form the figures for the corresponding periods in the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP applicable to interim financial statements generally, and certified by a Senior Financial Officer as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments; (b) Annual Statements — promptly after the same are available and in any event within 120 days (or, if earlier, the date on which such financial statements are delivered under any Material Credit Facility) after the end of each Fiscal Year of the Company, duplicate copies of either (i) for so long as the HG Global Segment is a reportable segment of operations of White Mountains and its Subsidiaries, the balance sheet and results of operations information as of the end of or for such Fiscal Year with respect to the HG Global Segment that is required to be reported as segment financial information in the consolidated financial statements of White Mountains included in its Annual Report on Form 10-K for the applicable Fiscal Year or (ii) otherwise, the consolidated balance sheet of the Company and its Subsidiaries as of the end of such Fiscal Year and the consolidated statements of operations of the Company and its Subsidiaries for such Fiscal Year, prepared in conformity (including as to whether or not BAM is required to be consolidated therein) with GAAP, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon (without a “going concern” or similar qualification or exception and without any qualification or exception as to the scope of the audit on which such opinion is based) of independent public accountants of recognized international standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards, and that such audit provides a reasonable basis for such opinion in the circumstances;

-17- (c) SEC and Other Reports — promptly upon their becoming available, one copy of (i) each financial statement, report, circular, notice, proxy statement or similar document sent by the Company or any Subsidiary (x) to its creditors under any Material Credit Facility (excluding information sent to such creditors in the ordinary course of administration of a credit facility, such as information relating to pricing and borrowing availability) or (y) to its public securities holders generally, and (ii) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC or any similar Governmental Authority or securities exchange and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material; (d) Notice of Default or Event of Default — promptly, and in any event within 5 days after a Responsible Officer becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto; (e) Employee Benefits Matters — promptly, and in any event within 5 days after a Responsible Officer becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or an ERISA Affiliate proposes to take with respect thereto: (i) with respect to any Plan, any reportable event, as defined in section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date hereof; (ii) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multiemployer Plan that such action has been taken by the PBGC with respect to such Multiemployer Plan; (iii) any event, transaction or condition that could result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, could reasonably be expected to have a Material Adverse Effect; or

-18- (iv) receipt of notice of the imposition of a Material financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any Governmental Authority relating to any order, ruling, statute or other law or regulation that could reasonably be expected to have a Material Adverse Effect; (g) Resignation or Replacement of Auditors — within 10 days following the date on which the Company’s auditors resign or the Company elects to change auditors, as the case may be, notification thereof, together with such further information as the Required Holders may reasonably request; (h) Debt Rating — promptly following the occurrence thereof, and in any event within 5 days after such occurrence, notice of any change in the Debt Rating for the Notes (to the extent such Debt Rating is not a public rating); (i) Governmental Approvals — promptly following the reasonable request of the holders of the Notes, copies of all of the Governmental Approvals necessary for the performance by the Company of its obligations under the Note Documents to which it is a party and the grant of a security interest to the Collateral Agent in the Collateral, in each case, to the extent failure to obtain such Governmental Approvals would be reasonably expected to have a Material Adverse Effect; (j) Notice of Suspension, Termination or Revocation — (i) promptly after a Responsible Officer of the Company obtains knowledge thereof, notice of a receipt by the Company or any of its Subsidiaries of written notice from any Governmental Authority notifying the Company or any of its Subsidiaries of a hearing relating to a suspension, termination or revocation of any Insurance License of the Company or any of its Subsidiaries, including any request by a Governmental Authority with respect to any Insurance License that commits the Company or any of its Subsidiaries to take, or refrain from taking, any action that affects the authority of the Company or any of its Subsidiaries to conduct their insurance or reinsurance business, and (ii) promptly (and, in any event, within five (5) days) after a Responsible Officer of the Company obtains knowledge of such receipt, copies of any written notice of actual suspension, termination or revocation by any Governmental Authority of any Insurance License of the Company or any of its Subsidiaries received by the Company or any of its Subsidiaries from such Governmental Authority, in each case under this clause (j), where such suspension, termination, revocation or request could reasonably be expected to have a Material Adverse Effect; (k) HG Re Statutory Statements — within one hundred twenty (120) days after the end of each calendar year (commencing with the calendar year ending December 31, 2025), audited financial statements of HG Re prepared in conformity with the applicable statutory accounting standards, and promptly after submission thereof to any Applicable

-19- Insurance Regulatory Authority, copies of any quarterly and annual “Statutory Statements” of HG Re, together with all appropriate and customary schedules attached thereto; (l) BAM Statutory Statements — promptly after receipt of copies thereof from BAM, copies of any annual or quarterly financial statements of BAM submitted by BAM to the New York State Department of Financial Services; provided that no financial statements of BAM shall be required to be delivered pursuant to this clause (l) to the extent disclosure thereof to the holders of the Notes (or any of their respective representatives) is prohibited by applicable Requirements of Law; (m) Reports to Subordinated Debt — within five (5) days after the delivery thereof and to the extent not otherwise required to be furnished to the holders of the Notes pursuant to any other clause of this Section 7.1, copies of any material statements or material reports made available by the Company or any of its Subsidiaries pursuant to the terms of any documents relating to any Subordinated Debt to the holders of such Subordinated Debt (in their capacity as such); (n) Certain Collateral Notices — promptly (and, in any event, within fifteen (15) days) after the occurrence of the applicable change, notice of (i) change in the jurisdiction of formation of the Company, (ii) change in the organizational type of the Company, (iii) change in the legal name of the Company or (iv) change in any organizational number (if any) assigned by the jurisdiction of formation of the Company; (o) Notice of Amendment to FLRT Agreement — in the event the Company or any Subsidiary shall have entered into any material amendment or other material modification to the FLRT Agreement or the BAM Surplus Notes, prompt written notice thereof, together with a copy of such amendment or other modification; (p) Requested Information — with reasonable promptness, the Notes Register and such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any of its Subsidiaries or relating to the ability of the Company to perform its obligations hereunder and under the Notes as from time to time may be reasonably requested by any such holder of a Note, including (x) information readily available to the Company explaining the Company’s financial statements if such information has been requested by the SVO in order to assign or maintain a designation of the Notes and (y) any “know your customer” information in connection with periodic updates or confirmation of information, significant events or changes to the Company’s or obligor group’s organizational structure (including changes in equity ownership or any acquisition of any interest in any other entity) for the purpose of completing a due diligence review or verifying compliance with Economic Sanctions Laws; and (q) Change in Agent — promptly upon occurrence thereof, notice (x) of any change in address for White Mountains Partners LLC from the address set forth in clause (a) of Section 19 or (y) if White Mountains Partners LLC is no longer a U.S. domiciled Affiliate of the Company, (i) evidence that the Company has appointed another U.S.

-20- domiciled Affiliate to act as agent for service of process in the United States under this Agreement and evidence that such Affiliate has agreed to act as agent along with the address of such Affiliate or (ii) evidence that the Company has appointed CT Corporation Services or another nationally recognized third party rating agency to act as agent for service of process in the United States under this Agreement (and evidence that such entity has agreed to act as agent and evidence that all fees payable in connection therewith for the period of the notice to May 14, 2037 have been fully paid). Section 7.2. Officer’s Certificate. Each set of financial statements delivered to a holder of a Note pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer: (a) Covenant Compliance — setting forth the information from such financial statements that is required in order to establish whether the Company was in compliance with the requirements of Section 10 during the interim or annual period covered by the financial statements then being furnished (including with respect to each such provision that involves mathematical calculations, the information from such financial statements that is required to perform such calculations), and detailed calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Section, and the calculation of the amount, ratio or percentage then in existence. In the event that the Company or any Subsidiary has made an election to measure any financial liability using fair value (which election is being disregarded for purposes of determining compliance with this Agreement pursuant to Section 23.2) as to the period covered by any such financial statement, such Senior Financial Officer’s certificate as to such period shall include a reconciliation from GAAP with respect to such election; (b) Event of Default — certifying that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the interim or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including any such event or condition resulting from the failure of the Company or any Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto; and (c) Subsidiary Guarantors – setting forth a list of all Subsidiaries that are Subsidiary Guarantors and certifying that each Subsidiary that is required to be a Subsidiary Guarantor pursuant to Section 9.7 is a Subsidiary Guarantor, in each case, as of the date of such certificate of Senior Financial Officer. Section 7.3. Visitation. The Company shall permit the representatives of each holder of a Note that is an Institutional Investor:

-21- (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon not less than ten (10) Business Days’ prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each Subsidiary, all at such reasonable times and no more than once per Fiscal Year; and (b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any Subsidiary, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested. Section 7.4. Electronic Delivery. Financial statements, opinions of independent certified public accountants, other information and Officer’s Certificates that are required to be delivered by the Company pursuant to Sections 7.1(a), (b), (c) or (l) and Section 7.2 shall be deemed to have been delivered if the Company satisfies any of the following requirements with respect thereto: (a) such financial statements satisfying the requirements of Section 7.1(a) or (b) and related Officer’s Certificate satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are delivered to each holder of a Note by e-mail at the e-mail address set forth in such holder’s Purchaser Schedule or as communicated from time to time in a separate writing delivered to the Company; (b) such financial statements satisfying the requirements of Section 7.1(a) or Section 7.1(b) and related Officer’s Certificate(s) satisfying the requirements of Section 7.2 and any other information required under Section 7.1(c) are timely posted by or on behalf of the Company on Intralinks, the SEC’s Electronic Data Gathering, Analysis, and Retrieval system or on any other similar website to which each holder of Notes has free access or are made available on its home page on the internet, which is located at https://investor.whitemountains.com/financial-information/sec-filings as of the date of this Agreement; or (c) such financial documents satisfying the requirements of Section 7.1(l) have been made publicly available on the website of the New York State Department of Financial Services. provided however, that in no case shall access to such financial statements, other information and Officer’s Certificates be conditioned upon any waiver, clickwrap agreement or other agreement or consent (other than confidentiality provisions consistent with Section 21 of this Agreement); provided further, that in the case of clause (b), the Company shall have given each holder of a

-22- Note prior written notice, which may be by e-mail or in accordance with Section 19, of such posting or availability in connection with each delivery; and provided further, that upon request of any holder to receive paper copies of such forms, financial statements, other information and Officer’s Certificates or to receive them by e-mail, the Company will promptly e-mail them or deliver such paper copies, as the case may be, to such holder. Section 7.5. Limitation on Disclosure Obligation. The Company shall not be required to disclose the following information pursuant to Section 7.1(c)(i)(x), 7.1(p) or 7.3: (a) information that the Company determines after consultation with counsel qualified to advise on such matters that, notwithstanding the confidentiality requirements of Section 21, it would be prohibited from disclosing by applicable law or regulations without making public disclosure thereof; or (b) information that, notwithstanding the confidentiality requirements of Section 21, the Company is prohibited from disclosing by the terms of an obligation of confidentiality contained in any agreement with any non-Affiliate binding upon the Company and not entered into in contemplation of this clause (b), provided that the Company shall use commercially reasonable efforts to obtain consent from the party in whose favor the obligation of confidentiality was made to permit the disclosure of the relevant information and provided further that the Company has received a written opinion of counsel confirming that disclosure of such information without consent from such other contractual party would constitute a breach of such agreement. Promptly after determining that the Company is not permitted to disclose any information as a result of the limitations described in this Section 7.5, the Company will provide each of the holders with an Officer’s Certificate describing generally the requested information that the Company is prohibited from disclosing pursuant to this Section 7.5 and the circumstances under which the Company is not permitted to disclose such information. Promptly after a request therefor from any holder of Notes that is an Institutional Investor, the Company will provide such holder with a written opinion of counsel (which may be addressed to the Company) relied upon as to any requested information that the Company is prohibited from disclosing to such holder under circumstances described in this Section 7.5. SECTION 8. PAYMENT AND PREPAYMENT OF THE NOTES. Section 8.1. Maturity. As provided therein, the entire unpaid principal balance of each Note shall be due and payable on the Maturity Date thereof including all interest accrued thereon to the Maturity Date. Section 8.2. Optional Prepayments with Make-Whole Amount. (a) The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the prepayment date with respect to such principal amount. The Company

-23- will give each holder of Notes written notice of each optional prepayment under this Section 8.2(a) not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Make-Whole Amount due in connection with such prepayment (calculated for the proposed prepayment date, but using interest rates as of the date of such notice), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the specified prepayment date. (b) Notwithstanding Section 8.2(a), during the period commencing six (6) months prior to the Maturity Date and ending on the Business Day immediately preceding the Maturity Date, the Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than 5% of the aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2(b) not less than 10 days and not more than 60 days prior to the date fixed for such prepayment unless the Company and the Required Holders agree to another time period pursuant to Section 18. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.5), and the interest to be paid on the prepayment date with respect to such principal amount being prepaid. (c) Any notice of prepayment delivered pursuant to this Section 8.2 may, at the Company’s discretion, be subject to one or more conditions precedent, including, but not limited to, completion or occurrence of a related transaction or event. At the Company’s discretion, the prepayment date may be delayed until such time as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the prepayment, or by the prepayment as so delayed. The Company will provide written notice to the holders of the Notes on or prior to the prepayment date if any such conditional prepayment has been rescinded or delayed. Section 8.3. Prepayment for Tax Reasons. (a) If at any time as a result of a Change in Tax Law (as defined below) the Company is or will become obligated to make any Additional Payments (as defined below) in respect of any payment of interest on account of any of the Notes in an aggregate amount for all affected Notes equal to 5% or more of the aggregate amount of such interest payment on account of all of the Notes, the Company may give the holders of all affected Notes irrevocable written notice (each, a “Tax Prepayment Notice”) of the prepayment of such affected Notes on a specified prepayment date (which shall be a Business Day not less than 30 days nor more than 60 days after the date of such notice) and the circumstances giving rise to the obligation of the Company to make any Additional Payments and the amount thereof and stating

-24- that all of the affected Notes shall be prepaid on the date of such prepayment at 100% of the principal amount so prepaid together with interest accrued thereon to the date of such prepayment plus an amount equal to the Modified Make-Whole Amount for each such Note, except in the case of an affected Note if the holder of such Note shall, by written notice given to the Company no more than 20 days after receipt of the Tax Prepayment Notice, reject such prepayment of such Note (each, a “Rejection Notice”). Such Tax Prepayment Notice shall be accompanied by a certificate of a Senior Financial Officer as to the estimated Modified Make-Whole Amount due in connection with such prepayment (calculated for the proposed prepayment date, but using interest rates as of the date of such notice), setting forth the details of such computation. The form of Rejection Notice shall also accompany the Tax Prepayment Notice and shall state with respect to each Note covered thereby that execution and delivery thereof by the holder of such Note shall operate as a permanent waiver of such holder’s right to receive the Additional Payments arising as a result of the circumstances described in the Tax Prepayment Notice in respect of all future payments of interest on such Note (but not of such holder’s right to receive any Additional Payments that arise out of circumstances not described in the Tax Prepayment Notice or which exceed the amount of the Additional Payment described in the Tax Prepayment Notice), which waiver shall be binding upon all subsequent transferees of such Note. The Tax Prepayment Notice having been given as aforesaid to each holder of the affected Notes, the principal amount of such Notes together with interest accrued thereon to the date of such prepayment plus the Modified Make-Whole Amount shall become due and payable on such prepayment date, except in the case of Notes the holders of which shall timely give a Rejection Notice as aforesaid. Two Business Days prior to such prepayment, the Company shall deliver to each holder of a Note being so prepaid a certificate of a Senior Financial Officer specifying the calculation of such Modified Make-Whole Amount as of such prepayment date. (b) No prepayment of the Notes pursuant to this Section 8.3 shall affect the obligation of the Company to pay Additional Payments in respect of any payment made on or prior to the date of such prepayment. For purposes of this Section 8.3, any holder of more than one affected Note may act separately with respect to each affected Note so held (with the effect that a holder of more than one affected Note may accept such offer with respect to one or more affected Notes so held and reject such offer with respect to one or more other affected Notes so held). (c) The Company may not offer to prepay or prepay Notes pursuant to this Section 8.3 (i) if a Default or Event of Default then exists, (ii) until the Company shall have taken commercially reasonable steps to mitigate the requirement to make the related Additional Payments or (iii) if the obligation to make such Additional Payments directly results or resulted from actions taken by the Company or any Subsidiary (other than actions required to be taken under applicable law), and any Tax Prepayment Notice given pursuant to this Section 8.3 shall certify to the foregoing and describe such mitigation steps, if any. (d) For purposes of this Section 8.3: “Additional Payments” means additional amounts required to be paid to a holder of any Note pursuant to Section 13 by reason of a Change in Tax Law; and a “Change in Tax Law” means (individually or collectively with one or more prior changes) (i) an amendment to, or change in, any law, treaty, rule or regulation of Bermuda after the date of the Closing, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation after the date of the Closing, which amendment

-25- or change is in force and continuing and meets the opinion and certification requirements described below or (ii) in the case of any other jurisdiction that becomes a Taxing Jurisdiction after the date of the Closing, an amendment to, or change in, any law, treaty, rule or regulation of such jurisdiction, or an amendment to, or change in, an official interpretation or application of such law, treaty, rule or regulation, in any case after such jurisdiction shall have become a Taxing Jurisdiction, which amendment or change is in force and continuing and meets such opinion and certification requirements. No such amendment or change shall constitute a Change in Tax Law unless the same would in the opinion of the Company (which shall be evidenced by an Officer’s Certificate of the Company and supported by a written opinion of counsel having recognized expertise in the field of taxation in the relevant Taxing Jurisdiction, both of which shall be delivered to all holders of the Notes prior to or concurrently with the Tax Prepayment Notice in respect of such Change in Tax Law) affect the deduction or require the withholding of any Tax imposed by such Taxing Jurisdiction on any payment payable on the Notes. Section 8.4. Prepayment in Connection with a Noteholder Sanctions Event. (a) Upon the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event has occurred (which notice shall refer specifically to this Section 8.4(a) and describe in reasonable detail such Noteholder Sanctions Event), the Company shall promptly, and in any event within 10 Business Days, make an offer (the “Sanctions Prepayment Offer”) to prepay the entire unpaid principal amount of Notes held by such Affected Noteholder (the “Affected Notes”), together with interest thereon to the prepayment date selected by the Company with respect to each Affected Note but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto, which prepayment shall be on a Business Day not less than 30 days and not more than 60 days after the date of the Sanctions Prepayment Offer (the “Sanctions Prepayment Date”). Such Sanctions Prepayment Offer shall provide that such Affected Noteholder notify the Company in writing by a stated date (the “Sanctions Prepayment Response Date”), which date is not later than 10 Business Days prior to the stated Sanctions Prepayment Date, of its acceptance or rejection of such prepayment offer. If such Affected Noteholder does not notify the Company as provided above, then the holder shall be deemed to have accepted such offer. (b) Subject to the provisions of subparagraphs (c) and (d) of this Section 8.4, the Company shall prepay on the Sanctions Prepayment Date the entire unpaid principal amount of the Affected Notes held by such Affected Noteholder who has accepted (or has been deemed to have accepted) such prepayment offer (in accordance with subparagraph (a)), together with interest thereon to the Sanctions Prepayment Date with respect to each such Affected Note, but without payment of any Make-Whole Amount or Modified Make-Whole Amount with respect thereto. (c) If a Noteholder Sanctions Event has occurred but the Company and/or its Controlled Entities have taken such action(s) in relation to their activities so as to remedy such Noteholder Sanctions Event (with the effect that a Noteholder Sanctions Event no longer exists, as reasonably determined by such Affected Noteholder) prior to the Sanctions Prepayment Date, then the Company shall no longer be obliged or permitted to prepay such Affected Notes in relation to such Noteholder Sanctions Event. If the Company and/or its Controlled Entities shall undertake

-26- any actions to remedy any such Noteholder Sanctions Event, the Company shall keep the holders reasonably and timely informed of such actions and the results thereof. (d) If any Affected Noteholder that has given written notice to the Company of its acceptance of (or has been deemed to have accepted) the Company’s prepayment offer in accordance with subparagraph (a) also gives notice to the Company prior to the relevant Sanctions Prepayment Date that it has determined (in its sole discretion) that it requires clearance from any Governmental Authority in order to receive a prepayment pursuant to this Section 8.4, the principal amount of each Note held by such Affected Noteholder, together with interest accrued thereon to the date of prepayment, shall become due and payable on the later to occur of (but in no event later than the Maturity Date of the relevant Note) (i) such Sanctions Prepayment Date and (ii) the date that is 10 Business Days after such Affected Noteholder gives notice to the Company that it is entitled to receive a prepayment pursuant to this Section 8.4 (which may include payment to an escrow account designated by such Affected Noteholder to be held in escrow for the benefit of such Affected Noteholder until such Affected Noteholder obtains such clearance from such Governmental Authority); it being agreed that no further interest shall be payable by the Company in respect of any amount paid to such an escrow account, and in any event, any such delay in accordance with the foregoing clause (ii) shall not be deemed to give rise to any Default or Event of Default. (e) Promptly, and in any event within 5 Business Days, after the Company’s receipt of notice from any Affected Noteholder that a Noteholder Sanctions Event shall have occurred with respect to such Affected Noteholder, the Company shall forward a copy of such notice to each other holder of Notes. (f) The Company shall promptly, and in any event within 10 Business Days, give written notice to the holders after the Company or any Controlled Entity having been notified that (i) its name appears or may in the future appear on a State Sanctions List or (ii) it is in violation of, or is subject to the imposition of sanctions under, any U.S. Economic Sanctions Laws, in each case which notice shall describe the facts and circumstances thereof and set forth the action, if any, that the Company or a Controlled Entity proposes to take with respect thereto. (g) The foregoing provisions of this Section 8.4 shall be in addition to any rights or remedies available to any holder of Notes that may arise under this Agreement as a result of the occurrence of a Noteholder Sanctions Event; provided, that, if the Notes shall have been declared due and payable pursuant to Section 12.1 as a result of the events, conditions or actions of the Company or its Controlled Entities that gave rise to a Noteholder Sanctions Event, the remedies set forth in Section 12 shall control. Section 8.5. Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. Section 8.6. Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall, subject to the

-27- satisfaction or waiver of any conditions contemplated by Section 8.2(c), mature and become due and payable on the date fixed for such prepayment, together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount or Modified Make-Whole Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount or Modified Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note. Section 8.7. Purchase of Notes. The Company will not and will not permit any Affiliate to purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with this Agreement and the Notes or (b) pursuant to an offer to purchase made by the Company or an Affiliate pro rata to the holders of all Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer, and shall remain open for at least 15 Business Days. If the holders of more than 30% of the principal amount of the Notes then outstanding accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by holders of Notes of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. A failure by a holder of Notes to respond to an offer to purchase made pursuant to subpart (b) of this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to this Agreement and no Notes may be issued in substitution or exchange for any such Notes. Section 8.8. Make-Whole Amount and Modified Make-Whole Amount. The terms “Make-Whole Amount” and “Modified Make-Whole Amount” mean, with respect to any Note, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Payments with respect to the Called Principal of such Note over the amount of such Called Principal, provided that neither the Make-Whole Amount nor the Modified Make- Whole Amount may in any event be less than zero. For the purposes of determining the Make- Whole Amount and/or Modified Make-Whole Amount, the following terms have the following meanings: “Applicable Percentage” in the case of a computation of the Modified Make-Whole Amount for purposes of Section 8.3 means 1.00% (100 basis points), and in the case of a computation of the Make-Whole Amount for any other purpose means 0.50% (50 basis points). “Called Principal” means, with respect to any Note, the principal of such Note that is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires. “Discounted Value” means, with respect to the Called Principal of any Note, the amount obtained by discounting all Remaining Scheduled Payments with respect to such Called Principal

-28- from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Notes is payable) equal to the Reinvestment Yield with respect to such Called Principal. “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of the (x) Applicable Percentage plus (y) the yield to maturity implied by the “Ask Yield(s)” reported as of 10:00 a.m. (New York City time) on the second Business Day preceding the Settlement Date with respect to such Called Principal, on the display designated as “Page PX1” (or such other display as may replace Page PX1) on Bloomberg Financial Markets for the most recently issued actively traded on-the-run U.S. Treasury securities (“Reported”) having a maturity equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there are no such U.S. Treasury securities Reported having a maturity equal to such Remaining Average Life, then such implied yield to maturity will be determined by (a) converting U.S. Treasury bill quotations to bond equivalent yields in accordance with accepted financial practice and (b) interpolating linearly between the “Ask Yields” Reported for the applicable most recently issued actively traded on-the-run U.S. Treasury securities with the maturities (1) closest to and greater than such Remaining Average Life and (2) closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note. If such yields are not Reported or the yields Reported as of such time are not ascertainable (including by way of interpolation), then “Reinvestment Yield” means, with respect to the Called Principal of any Note, the sum of (x) the Applicable Percentage plus (y) the yield to maturity implied by the U.S. Treasury constant maturity yields reported, for the latest day for which such yields have been so reported as of the second Business Day preceding the Settlement Date with respect to such Called Principal, in Federal Reserve Statistical Release H.15 (or any comparable successor publication) for the U.S. Treasury constant maturity having a term equal to the Remaining Average Life of such Called Principal as of such Settlement Date. If there is no such U.S. Treasury constant maturity having a term equal to such Remaining Average Life, such implied yield to maturity will be determined by interpolating linearly between (1) the U.S. Treasury constant maturity so reported with the term closest to and greater than such Remaining Average Life and (2) the U.S. Treasury constant maturity so reported with the term closest to and less than such Remaining Average Life. The Reinvestment Yield shall be rounded to the number of decimal places as appears in the interest rate of the applicable Note. “Remaining Average Life” means, with respect to any Called Principal, the number of years obtained by dividing (i) such Called Principal into (ii) the sum of the products obtained by multiplying (a) the principal component of each Remaining Scheduled Payment with respect to such Called Principal by (b) the number of years, computed on the basis of a 360-day year comprised of twelve 30-day months and calculated to two decimal places, that will elapse between the Settlement Date with respect to such Called Principal and the scheduled due date of such Remaining Scheduled Payment. “Remaining Scheduled Payments” means, with respect to the Called Principal of any Note, all payments of such Called Principal and interest thereon that would be due after the

-29- Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to its scheduled due date, provided that if such Settlement Date is not a date on which interest payments are due to be made under the Notes, then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 8.2, 8.3 or Section 12.1. “Settlement Date” means, with respect to the Called Principal of any Note, the date on which such Called Principal is to be prepaid pursuant to Section 8.2 or Section 8.3 or has become or is declared to be immediately due and payable pursuant to Section 12.1, as the context requires. Section 8.9. Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding, (x) except as set forth in clause (y), any payment of interest on any Note that is due on a date that is not a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; and (y) any payment of principal of or Make- Whole Amount or Modified Make-Whole Amount on any Note (including principal due on the Maturity Date of such Note) that is due on a date that is not a Business Day shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day. Section 8.10. Prepayments of Notes upon Change of Control. (a) Notice of Change of Control. The Company will, promptly after the consummation of any Change of Control, and in any event within ten Business Days after any Responsible Officer has knowledge of the consummation of any Change of Control, give written notice of such Change of Control to each holder of Notes (the “Notice of Change of Control”). The Notice of Change of Control shall (i) describe the facts and circumstances of such Change of Control in reasonable detail, (ii) refer to this Section 8.10 and the rights of the holders hereunder and (iii) contain and constitute an offer by the Company to prepay the Notes as described in subparagraph (b) of this Section 8.10 and shall be accompanied by the certificate described in subparagraph (e) of this Section 8.10. (b) Offer to Prepay Notes. The offer to prepay the Notes contemplated by subparagraph (a) of this Section 8.10 shall be an offer to prepay, in accordance with and subject to this Section 8.10, all of the Notes held by each holder, or any portion of Notes for which such offer is accepted on a date specified in such offer (the “Proposed Prepayment Date”) which shall be a Business Day not less than 15 days and not more than 60 days after such notice is sent. (c) Acceptance/Rejection. A holder of Notes (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) may accept the offer made pursuant to this Section 8.10 by causing a notice of such acceptance to be delivered to the Company not later than 10 Business Days after receipt by such holder of the Notice of Change of Control. Any holder of multiple Notes bearing the same registered holder name may, at its option, choose among its Notes as to which Notes, if any, and whether in full or for which portion thereof, it is accepting the offer of prepayment pursuant to this Section 8.10 and shall designate in its notice of acceptance as to the specific Notes, if any, or

-30- portions thereof, being accepted for prepayment. A failure by a holder of Notes to respond to an offer to prepay made pursuant to this Section 8.10 shall be deemed to constitute a rejection of such offer by such holder. (d) Prepayment. On the Proposed Prepayment Date, the Company shall pay to each holder the aggregate outstanding principal amount of the Notes with regard to which such holder has accepted such prepayment offer together with interest accrued thereon to the date of such prepayment, but without any Make-Whole Amount or other premium. The prepayment shall be made on the Proposed Prepayment Date. (e) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.10 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the Proposed Prepayment Date; (ii) that such offer is made pursuant to this Section 8.10; (iii) the principal amount of each Note offered to be prepaid which shall be 100% of the principal amount thereof; (iv) the interest that would be due on each Note offered to be prepaid, accrued to the Proposed Prepayment Date; (v) that the conditions of this Section 8.10 have been fulfilled; and (vi) in reasonable detail, the nature of and date or proposed date of the Change of Control. (f) Certain Definitions. “Change of Control” means White Mountains and its Subsidiaries ceasing to own, directly or indirectly (within the meaning of Rule 13d-3 and Rule 13d-5 under the Exchange Act), beneficially and of record, Equity Interests representing more than 51.0% of the total voting power of all of the outstanding Voting Equity Interests of the Company. (g) All calculations contemplated in this Section 8.10 involving the capital stock or share capital of any Person shall be made with the assumption that all convertible Securities of such Person then outstanding and all convertible Securities issuable upon the exercise of any warrants, options and other rights outstanding at such time were converted at such time and that all options, warrants and similar rights to acquire shares of capital stock or share capital of such Person were exercised at such time. Section 8.11. Prepayments of Notes upon Business Transfer. (a) Notice of Business Transfer. The Company will, within 3 Business Days after any Responsible Officer has knowledge of the occurrence of any Business Transfer Event, give written notice of such Business Transfer Event (the “Notice of Business Transfer Event”) to each holder of Notes. The Notice of Business Transfer Event shall (i) describe the facts and circumstances of such Business Transfer in reasonable detail, (ii) refer to this Section 8.11 and the rights of the holders of Notes hereunder, (iii) describe the date on which the Business Transfer is anticipated to occur (the “Anticipated Business Transfer Date”), (iv) contain and constitute notice by the Company of prepayment of the Notes as described in subparagraph (c) of this Section 8.11 and (v) shall be accompanied by the certificate described in subparagraph (b) of this Section 8.11.

-31- (b) Officer’s Certificate. The notice to prepay the Notes pursuant to this Section 8.11 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (i) the prepayment date which shall be the first Business Day following the consummation of the Business Transfer (the “Business Transfer Prepayment Date”); (ii) that such prepayment is made pursuant to this Section 8.11; (iii) the principal amount of each Note to be prepaid which shall be 100% of the principal amount thereof; (iv) the interest that would be due on each Note to be prepaid, accrued to the Business Transfer Prepayment Date; (v) that the conditions of this Section 8.11 have been fulfilled; and (vi) the estimated Make-Whole Amount due in connection with such prepayment (calculated for the Business Transfer Prepayment Date, but using interest rates as of the date of such notice), setting forth the details of such computation. Two Business Days prior to such prepayment, the Company shall deliver to each holder of Notes a certificate of a Senior Financial Officer specifying the calculation of such Make-Whole Amount as of the Business Transfer Prepayment Date. (c) Prepayment. On the Business Transfer Prepayment Date, the Company shall prepay all of the Notes then outstanding at 100% of the principal amount so prepaid, together with interest accrued thereon to the date of such prepayment, and the Make-Whole Amount determined for the Business Transfer Prepayment Date with respect to such principal amount. (d) Deferral Pending Business Transfer. The obligation of the Company to prepay Notes required by subparagraph (c) is subject to the occurrence of the Business Transfer. In the event that such Business Transfer does not occur on the Anticipated Business Transfer Date in respect thereof, the prepayment shall be deferred until and shall be made on the date on which such Business Transfer occurs. The Company shall keep each holder of Notes reasonably and timely informed of (i) any such deferral of the date of prepayment, (ii) the date on which such Business Transfer and the prepayment are expected to occur, and (iii) any determination by the Company that efforts to effect such Business Transfer have ceased or been abandoned (in which case the notices made pursuant to this Section 8.11 in respect of such Business Transfer shall be deemed rescinded). (e) Certain Definitions. “Business Transfer Event” means: (i) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Business Transfer or (ii) the making of any written offer by any person (as such term is used in section 13(d) and section 14(d)(2) of the Exchange Act as in effect on the date of the Closing) or related persons constituting a group (as such term is used in Rule 13d-5 under the Exchange Act as in effect on the date of the Closing) to the holders of the common stock of the Company, which offer, if accepted by the requisite number of holders, would result in a Business Transfer. SECTION 9. AFFIRMATIVE COVENANTS. The Company covenants that so long as any of the Notes are outstanding: Section 9.1. Compliance with Laws. Without limiting Section 10.4, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules

-32- or regulations to which each of them is subject (including ERISA, Environmental Laws, the USA PATRIOT Act and the other laws and regulations that are referred to in Section 5.16), and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 9.2. Insurance. The Company will, and will cause each of its Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. Section 9.3. Maintenance of Properties. The Company will, and will cause each of its Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section 9.3 shall not prevent the Company or any Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company has concluded that such discontinuance could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 9.4. Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges, or levies imposed on them or any of their properties, assets, income or franchises, to the extent the same have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, charge, levy or claim if (a) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or a Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (b) the nonpayment of all such taxes, assessments, charges, levies and claims could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 9.5. Corporate Existence, Etc. Subject to Sections 10.2 and 10.3(b)(iii), the Company will at all times preserve and keep its corporate existence in full force and effect. Subject to Sections 10.2, 10.3(b)(iii) and 10.6, the Company will at all times preserve and keep in full force and effect the corporate existence of each of its Subsidiaries (unless merged into the Company or a Wholly-Owned Subsidiary) and all rights and franchises of the Company and its Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and

-33- keep in full force and effect such corporate existence, right or franchise could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 9.6. Books and Records. The Company will, and will cause each of its Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Subsidiary, as the case may be. The Company will, and will cause each of its Subsidiaries to, keep books, records and accounts which, in reasonable detail, accurately reflect all transactions and dispositions of assets. The Company and its Subsidiaries have devised a system of internal accounting controls sufficient to provide reasonable assurances that their respective books, records, and accounts accurately reflect all transactions and dispositions of assets and the Company will, and will cause each of its Subsidiaries to, continue to maintain such system. Section 9.7. Subsidiary Guarantors. (a) The Company will cause each of its Subsidiaries that guarantees or otherwise becomes liable at any time, whether as a borrower or an additional or co-borrower or otherwise, for or in respect of any Indebtedness under any Material Credit Facility to concurrently therewith: (i) enter into an agreement in form and substance satisfactory to the Required Holders providing for the guaranty by such Subsidiary, on a joint and several basis with all other such Subsidiaries, of (x) the prompt payment in full when due of all amounts payable by the Company pursuant to the Notes (whether for principal, interest, Make-Whole Amount, Modified Make-Whole Amount or otherwise) and this Agreement, including all indemnities, fees and expenses payable by the Company thereunder and (y) the prompt, full and faithful performance, observance and discharge by the Company of each and every covenant, agreement, undertaking and provision required pursuant to the Notes or this Agreement to be performed, observed or discharged by it (a “Subsidiary Guaranty”); and (ii) deliver the following to each holder of a Note: (A) an executed counterpart of such Subsidiary Guaranty; (B) a certificate signed by an authorized responsible officer of such Subsidiary containing representations and warranties on behalf of such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6, and 5.7 of this Agreement (but with respect to such Subsidiary and such Subsidiary Guaranty rather than the Company); (C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of such Subsidiary and the due authorization by all requisite action on the part of such Subsidiary of the execution and delivery of such Subsidiary Guaranty and the performance by such Subsidiary of its obligations thereunder;

-34- (D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to such Subsidiary and such Subsidiary Guaranty as the Required Holders may reasonably request; and (E) for any such Subsidiary organized outside the United States, evidence of the acceptance by White Mountains Partners LLC of the appointment of designation, as such Subsidiary Guarantors’ agent to receive, for it and on its behalf, service of process, for the period from the date of such Subsidiary Guaranty to May 14, 2037 (and the payment in full of all fees in respect thereof). (b) At the election of the Company and by written notice to each holder of Notes, any Subsidiary Guarantor that has provided a Subsidiary Guaranty under subparagraph (a) of this Section 9.7 may be discharged from all of its obligations and liabilities under its Subsidiary Guaranty and shall be automatically released from its obligations thereunder without the need for the execution or delivery of any other document by the holders, provided that (i) if such Subsidiary Guarantor is a guarantor or is otherwise liable for or in respect of any Material Credit Facility, then such Subsidiary Guarantor has been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under its Subsidiary Guaranty) under such Material Credit Facility, (ii) at the time of, and after giving effect to, such release and discharge, no Default or Event of Default shall be existing, (iii) no amount is then due and payable under such Subsidiary Guaranty, (iv) if in connection with such Subsidiary Guarantor being released and discharged under any Material Credit Facility, any fee or other form of consideration is given to any holder of Indebtedness under such Material Credit Facility for such release, the holders of the Notes shall receive equivalent consideration substantially concurrently therewith and (v) each holder shall have received a certificate of a Responsible Officer certifying as to the matters set forth in clauses (i) through (iv). In the event of any such release, for purposes of Section 10.13, all Indebtedness of such Subsidiary shall be deemed to have been incurred concurrently with such release. Section 9.8. Priority of Obligations. The Company will ensure that its payment obligations under this Agreement and the Notes, and the payment obligations of any Subsidiary Guarantor under its Subsidiary Guaranty, will at all times rank at least pari passu, without preference or priority, with all other unsecured and unsubordinated Indebtedness of the Company and such Subsidiary Guarantor, as applicable. Section 9.9. Rating on the Notes. (a) The Company shall at all times maintain a Debt Rating for the Notes from an Acceptable Rating Agency. (b) At any time that the Debt Rating maintained pursuant to clause (a) above is not a public rating, the Company shall provide to each holder of a Note (x) at least annually (on or before each anniversary of the date of the Closing) and (y) promptly upon any change in such Debt Rating, an updated Private Rating Letter evidencing such Debt Rating and an updated Private Rating Rationale Report with respect to such Debt Rating. In addition to the foregoing information and any information specifically required to be included in any Private Rating Letter or Private Rating Rationale Report (as set forth in the respective definitions thereof), if the SVO or any other governmental authority having jurisdiction over any holder of any Notes from time to time requires

-35- any additional information with respect to the Debt Rating of the Notes, the Company shall use commercially reasonable efforts to procure such information from the Acceptable Rating Agency. Section 9.10. Interest Reserve. (a) The Company shall at all times in the manner described below maintain an interest reserve in an amount equal to the Interest Reserve Amount, which reserve may be, as set forth in the Security Agreement, drawn on by the Collateral Agent (at the direction of the Required Holders) during the existence of an Event of Default to pay any Obligations not paid when due and payable under the Note Documents. The requirement to establish the foregoing interest reserve will be met by the Company depositing cash or Cash Equivalents in an amount equal to the Interest Reserve Amount, from time to time, in the Interest Reserve Account. (b) If at any time the sum of the cash and Cash Equivalents in the Interest Reserve Account exceeds the then applicable Interest Reserve Amount required to be maintained at such time, so long as no Event of Default has occurred and is continuing or would result therefrom, the Company may direct the Collateral Agent with respect to the Interest Reserve Account, to release, or cause to be released, to the Company any amounts in the Interest Reserve Account, such that, after giving effect to such adjustments, the aggregate amount of cash and Cash Equivalents in the Interest Reserve Account shall equal or exceed the then applicable Interest Reserve Amount. Section 9.11. Further Assurances. The Company will, or will cause any relevant Subsidiary to, at the Company’s expense, (i) take any and all perfection or registration actions required by the Security Documents and obtain all of the Governmental Approvals necessary for the performance by the Company of its obligations under the Note Documents to which it is a party and the grant of a security interest to the Collateral Agent in the Collateral; (ii) enter into such supplemental instruments and agreements as are required by the Security Documents; and (iii) deliver the following to each holder of a Note: (A) a copy of such executed supplemental instruments and agreements; (B) a certificate signed by an authorized responsible officer of the Company or such Subsidiary containing representations and warranties on behalf of the Company or such Subsidiary to the same effect, mutatis mutandis, as those contained in Sections 5.1, 5.2, 5.6 and 5.7 of this Agreement (but with respect to the Company or such Subsidiary and such new instruments and agreements); (C) all documents as may be reasonably requested by the Required Holders to evidence the due organization, continuing existence and, where applicable, good standing of the Company and such Subsidiary and the due authorization by all requisite action on the part of the Company and such Subsidiary

-36- of the execution and delivery of such agreements and the performance by the Company and such Subsidiary of its obligations thereunder; and (D) an opinion of counsel reasonably satisfactory to the Required Holders covering such matters relating to the Company and such Subsidiary and such agreements as the Required Holders may reasonably request; and (iv) cause to be recorded, registered or filed, such supplemental registrations and financing statements as are required by the Security Documents to fully preserve and protect the rights of the holders of the Notes and the Collateral Agent in such Collateral. SECTION 10. NEGATIVE COVENANTS. The Company covenants that so long as any of the Notes are outstanding: Section 10.1. Transactions with Affiliates. The Company will not enter into or permit to exist any transaction between the Company or any of its Subsidiaries with any Affiliate of the Company or any of its Subsidiaries, except for: (a) transactions on terms that are no less favorable to the Company or such Subsidiary than those that would be obtained in an arm’s length transaction with a Person that is not an Affiliate of the Company (as reasonably determined by the Company); (b) transactions solely between or among the Company and one or more of its Subsidiaries (or any Person that becomes a Subsidiary as a result of such transaction); (c) transactions listed on Schedule 10.1; (d) [reserved]; (e) payment of (i) fees in an aggregate amount in any Fiscal Year not to exceed $1,000,000 and (ii) indemnification and expense reimbursements pursuant to policies or arrangements adopted in the ordinary course of business; (f) compensation (including bonuses and commissions) and employment, separation and severance of Employee Related Persons (including expense reimbursement and indemnification) and the establishment and maintenance of benefit programs or arrangements with Employee Related Persons, including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans and similar plans or equity incentive or equity option plans, including entering into any agreement with respect to the foregoing, performing obligations of the Company or any Subsidiary thereunder and making any payments in respect thereof; (g) transactions and payments expressly permitted by this Agreement and the other Note Documents to be effected with an Affiliate;

-37- (h) any issuance, sale, conversion, exchange or other transaction in respect of Equity Interests not resulting in a Change of Control or otherwise in violation of this Agreement or any other Note Document, and receipt of capital contributions not in violation of this Agreement or any other Note Document; (i) any incurrence, repayment, prepayment, purchase, redemption, retirement, cancellation, modification or other transaction with respect to any Indebtedness not in violation of this Agreement or any other Note Document; (j) any transaction with any Affiliate in connection with any IPO Event, a Change of Control or a Business Transfer; and (k) transactions with customers, suppliers, purchasers or sellers of goods or services or providers of employees or other labor entered into in the ordinary course of business. Section 10.2. Merger, Consolidation, Etc. The Company will not, and will not permit any Subsidiary to, merge, amalgamate or consolidate, with any other Person, provided that: (a) the Company or any of its Subsidiaries may merge, amalgamate or consolidate with the Company or any of its Subsidiaries, provided that if the Company is a party thereto, the Company shall be the surviving or continuing Person; (b) any Person (other than the Company) may merge, amalgamate or consolidate with any Subsidiary in a transaction in which the continuing or surviving Person is a Subsidiary; (c) any Subsidiary may merge, amalgamate or consolidate with any Person (other than the Company) in a transaction permitted by Section 10.6 in which, after giving effect to such transaction, the continuing or surviving Person is not a Subsidiary; (d) in the case of any such transaction involving a Subsidiary Guarantor, the successor formed by such merger, consolidation or amalgamation, as the case may be, shall be (1) the Company, such Subsidiary Guarantor or another Subsidiary Guarantor; (2) a solvent corporation or limited liability company (other than the Company or another Subsidiary Guarantor) that is organized and existing under the laws of the United States or any state thereof (including the District of Columbia), any other Permitted Jurisdiction or the jurisdiction of organization of such Subsidiary Guarantor and, if such Subsidiary Guarantor is not such successor, survivor or acquirer, (A) such successor, survivor or acquirer shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of the Subsidiary Guaranty of such Subsidiary Guarantor, (B) the Company shall have caused to be delivered to each holder of Notes an opinion of internationally recognized independent counsel in the appropriate jurisdiction(s), or other independent counsel reasonably satisfactory to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms (except as such

-38- enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)) and comply with the terms hereof and (C) if not organized and existing under the laws of the United States or any state thereof (including the District of Columbia), such corporation or limited liability company shall have provided to the holders evidence of the acceptance by White Mountains Partners LLC of the appointment and designation for the period of time from the date of such transaction to May 14, 2037 (and the payment in full of all fees in respect thereof); or (3) any other Person so long as the transaction is treated as a disposition of all of the assets of such Subsidiary Guarantor for purposes of Section 10.6 and, based on such characterization, would be permitted pursuant to Section 10.6; (e) in the case of any such transaction involving the Company, each Subsidiary Guarantor under any Subsidiary Guaranty that is outstanding at the time such transaction or each transaction in such a series of transactions occurs reaffirms its obligations under such Subsidiary Guaranty in writing at such time pursuant to documentation that is reasonably acceptable to the Required Holders; and (f) immediately before and immediately after giving effect to such transaction or each transaction in any such series of transactions, no Default or Event of Default shall have occurred and be continuing. No such consolidation, amalgamation or merger of the Company or any Subsidiary Guarantor shall have the effect of releasing the Company or such Subsidiary Guarantor, as the case may be, or any successor survivor or acquirer that shall theretofore have become such in the manner prescribed in this Section 10.2 from its liability under (x) this Agreement or the Notes (in the case of the Company) or (y) the Subsidiary Guaranty (in the case of any Subsidiary Guarantor), unless, in the case of the consolidation, amalgamation or merger of a Subsidiary Guarantor, such Subsidiary Guarantor is released from its Subsidiary Guaranty in accordance with Section 9.7(b) in connection with or immediately following such consolidation, amalgamation or merger. Section 10.3. Line of Business. (a) The Company will not, and will not permit any Subsidiary to, engage in any lines of business other than the lines of businesses currently engaged in by the Company and its Subsidiaries and lines of business reasonably related or ancillary thereto or to the property and casualty insurance or reinsurance business generally, provided that neither the Company nor any of its Subsidiaries shall provide reinsurance or other policy risk transfer to any Person other than BAM. (b) The Company will not wind-up, liquidate or dissolve, or permit any of its Subsidiaries to do so, provided that (i) any Subsidiary may wind-up, liquidate or dissolve if the Company reasonably determines that such winding-up, liquidation or dissolution is not materially disadvantageous to the holders of the Notes, (ii) the Company and any Subsidiary may consummate any merger, amalgamation or consolidation expressly permitted by Section 10.2 and (iii) the Company or any Subsidiary may convert into another form of entity so long as such conversion does not impair the security interest of the Collateral Agent in the Collateral (it being

-39- agreed that a certificate of a Responsible Officer of the Company delivered to the holders of the Notes stating that the Company has determined in good faith that the requirements of this clause (iii) with respect to the applicable conversion have been satisfied shall be conclusive evidence thereof unless the Required Holders notify the Company in writing within five Business Days of receiving such certificate that it disagrees with such determination (including a reasonable description of the basis upon which the disagree)). Section 10.4. Economic Sanctions, Etc. The Company will not, and will not permit any Controlled Entity to (a) become (including by virtue of being owned or controlled by a Blocked Person), own or control a Blocked Person or (b) directly or indirectly have any investment in or engage in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Person if such investment, dealing or transaction would be in violation of, or could result in the imposition of sanctions under, any Economic Sanctions Laws applicable to the Company or such Controlled Entity, except, in the case of this clause (b), to the extent that such violation or sanctions, if imposed, could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Section 10.5. Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, or allow or suffer to exist any Lien on any of its properties, in each case, other than Permitted Liens; provided, that without limiting the foregoing, the Company shall not, and shall not permit any of its Subsidiaries to, secure any Indebtedness outstanding under or pursuant to a Material Credit Facility unless and until the Notes (and any guaranty delivered in connection therewith) shall concurrently be secured equally and ratably with such Indebtedness pursuant to documentation reasonably acceptable to the Required Holders in substance and in form, including an intercreditor agreement and opinions of counsel to the Company, as the case may be, from counsel that is reasonably acceptable to the Required Holders. Section 10.6. Dispositions. The Company will not make, or permit any of its Subsidiaries to make, any Disposition of all or any part of its property or assets, whether now owned or hereafter acquired, except for: (a) Dispositions of surplus, worn-out or obsolete equipment or other property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially desirable to maintain or useful in the ordinary course of business of the Company or any of its Subsidiaries; (b) Dispositions constituting or effecting Permitted Liens, Permitted Investments or Restricted Payments expressly permitted by Section 10.8; (c) any non-exclusive licenses and any leases or subleases of any property (including Intellectual Property), and any termination of any licenses, leases or subleases of any property (including Intellectual Property), in each case, in the ordinary course of business; (d) Dispositions of cash or Cash Equivalents in the ordinary course of its business or otherwise not in violation of this Agreement;

-40- (e) Dispositions of assets to any BAM Trust Account in an amount not to exceed the amount thereof then required so to be Disposed pursuant to the FLRT Agreement or any agreements establishing or governing the BAM Trust Accounts, and other Dispositions made pursuant to the FLRT Agreement or any other agreement between or among the Company and its Subsidiaries, on the one hand, and BAM, on the other; (f) Dispositions between and/or among the Company and its Subsidiaries; (g) the sale or discount, in each case without recourse or subject to limited customary recourse, of accounts in the ordinary course of business, but only in connection with the compromise or collection thereof; (h) the lapse, abandonment or other Dispositions of Intellectual Property that is, in the reasonable judgment of the Company, no longer economically practicable or commercially desirable to maintain or useful in the conduct of the business of the Company or any of its Subsidiaries; (i) Dispositions resulting from any loss, destruction or damage of any property or assets or any actual condemnation, seizure or taking, by exercise of the power of eminent domain or otherwise, of any property or assets; (j) winding-up, liquidations and dissolutions of any Subsidiary to the extent expressly permitted by Section 10.3; (k) mergers, amalgamations and consolidations to the extent expressly permitted by Section 10.2 (other than Section 10.2(c)); (l) the termination or unwinding of any Swap Contract in accordance with its terms or otherwise in the ordinary course of business; (m) Dispositions of property to the extent that (i) the relevant property is exchanged for, or for credit against the purchase price of, similar replacement property or (ii) the proceeds of the relevant Disposition are promptly applied to the purchase price of such replacement property; (n) any surrender or waiver of contractual rights, including any expiration of any option agreement in respect of real or personal property, and the settlement, release or surrender of contractual rights or litigation claims in the ordinary course of business; (o) Dispositions made to comply with any order of any Governmental Authority or any applicable Requirement of Law; and (p) other Dispositions of property or assets that are made for fair market value (as reasonably determined by the Company) so long as the aggregate value of all property and assets so disposed of by the Company and its Subsidiaries shall not exceed $5,000,000

-41- in any Fiscal Year; provided that, notwithstanding the foregoing, the Company and the Subsidiaries may consummate any Business Transfer. Section 10.7. Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or be liable for any Indebtedness, in each case, other than Permitted Indebtedness. Section 10.8. Restricted Payments. The Company will not make any Restricted Payment, provided that: (a) the Company may make Restricted Payments made solely in its Equity Interests; (b) the Company may repurchase its Equity Interests upon the exercise of stock options, warrants or other securities convertible into or exchangeable for Equity Interests if such Equity Interests represent all or a portion of the exercise price of, or Tax withholding with respect to, such options, warrants or other securities convertible into or exchangeable for Equity Interests; (c) the Company may make cash payments in lieu of the issuance of fractional shares in connection with the exercise of warrants, options or other securities convertible into or exchangeable for its Equity Interests; (d) so long as no Default under Section 11(a) or Event of Default under Section 11(g) exists at the time of such Restricted Payment (i) the Company may make Restricted Payments consisting of (A) payments made or expected to be made in respect of required withholding or similar Taxes with respect to any Employee Related Persons of the Company or any of its Subsidiaries or (B) repurchases of Equity Interests in consideration of the payments described in clause (A) above, including demand repurchases in connection with the exercise of stock options, and (ii) the Company may make any Restricted Payments to any Employee Related Persons of the Company or any of its Subsidiaries upon the termination, retirement or death of any Employee Related Person or otherwise in accordance with any stock option or stock appreciation or similar rights plan, any management, director and/or employee stock ownership or incentive plan or any other employment arrangements or any equity holders’ agreement; provided that the aggregate amount of all such Restricted Payments does not exceed $500,000 in any Fiscal Year, which amount, to the extent not used in any Fiscal Year, shall be carried forward to the succeeding Fiscal Years; and (e) so long as (i) no Default or Event of Default exists at the time of such Restricted Payment or would result therefrom and (ii) after giving effect thereto on a pro forma basis, the Company shall be in compliance with Section 10.13 as of the end of the then most recently ended Test Period, (A) the Company may make any Restricted Payment with the proceeds of a substantially concurrent issuance and sale of its Equity Interests, (B) the Company may make the Specified Restricted Payment, (C) the Company may make Restricted Payments to any direct or indirect parent of the Company, the proceeds of

-42- which shall be used to pay any federal, state, local or foreign income Taxes, or any franchise Taxes imposed in lieu thereof, owed by any direct or indirect parent of the Company in respect of any consolidated, combined, unitary or similar income Tax return that includes the Company and any of its Subsidiaries, to the extent attributable to income of the Company and its Subsidiaries determined as if the Company and its Subsidiaries filed consolidated, combined, unitary or similar returns separately from any direct or indirect parent of the Company and (D) the Company may make other Restricted Payments; provided that no Restricted Payment shall be made pursuant to this clause (D) with the proceeds of any Shareholder Debt. Section 10.9. Investments. The Company will not, and will not permit any of its Subsidiaries to, make any Investment, in each case, other than Permitted Investments; provided, however, notwithstanding anything to the contrary in this Agreement, the Company or any of its Subsidiaries may create or form a Subsidiary. Section 10.10. Subordinated Debt; Shareholder Debt. (a) The Company will not amend any provision in any document relating to the Subordinated Debt in violation of the subordination provisions thereof or any subordination agreement with respect thereto or in a manner that adversely affects in any material respect the subordination thereof to the Obligations. (b) The Company will not make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Subordinated Debt (i) at any time a Default under Section 11(a) exists or (ii) in violation of the subordination provisions thereof or any subordination agreement with respect thereto. (c) The Company will not make any payment, prepayment, redemption, defeasance, sinking fund payment or repurchase of any Shareholder Debt at any time a Default under Section 11(a) or an Event of Default under Section 11(g) exists. Section 10.11. Investment Company Act; Margin Stock; Pensions. (a) The Company will not become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended; or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Federal Reserve Board) or use the proceeds of the Notes for that purpose. (b) The Company will not fail, or permit any of its Subsidiaries to fail, to (i) meet the minimum funding requirements of ERISA with respect to any employee benefit pension plans (as defined in Section 3(2) of ERISA) that is sponsored, maintained or contributed to by the Company and that is subject to Title IV of ERISA (a “Pension Plan”) or (ii) prevent a Reportable Event or Prohibited Transaction, as defined in Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the 30-day notice period has been waived), from occurring, in each case, where such failure would reasonably be expected to have a Material Adverse Effect; withdraw, or permit any of its Subsidiaries to withdraw, from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of the Company or any of its Subsidiaries,

-43- including any liability to the Pension Benefit Guaranty Corporation or its successors or any other Governmental Authority, in each case which would reasonably be expected to result in a Material Adverse Effect. Section 10.12. Modifications of Operating Documents. The Company will not, and will not permit any of its Subsidiaries to, amend, modify or otherwise change any of its or its Subsidiaries’ Operating Documents in any way materially adverse to the interests of the Collateral Agent or holders of the Notes (in their capacities as such) under the Note Documents. Section 10.13. Debt to Capital Ratio. The Company will not permit the Debt to Capital Ratio as of the end of any Test Period, commencing with the first Test Period ending after the date of this Agreement, to exceed 30%. Notwithstanding the foregoing or anything to the contrary in this Agreement (including Section 11), with respect to an Event of Default as a result of the Company’s failure to comply with this Section 10.13 on the last day of any Test Period, the Company shall have the right (the “Cure Right”), at any time until the date that is five (5) Business Days after the date on which financial statements for the applicable Fiscal Quarter or Fiscal Year are required to be delivered pursuant to Section 7.1(a) or 7.1(b), as applicable, to issue Qualified Equity Interests for cash or otherwise receive cash contributions in respect of its Qualified Equity Interests, in each case, which are designated by the Company as proceeds which shall be used, at the election of the Company, either (i) to increase the denominator of the Debt to Capital Ratio or (ii) to prepay the Notes, in each case, pursuant to the exercise of a Cure Right (the “Cure Amount”), and thereupon the Company’s compliance with this Section 10.13 shall be recalculated giving pro forma effect to such increase in such denominator or such prepayment by an amount equal to the Cure Amount solely for the purpose of determining compliance with this Section 10.13 as of the last day of such Test Period. If, after giving effect to the foregoing recalculation, the requirements of this Section 10.13 would be satisfied, then the requirements of this Section 10.13 shall be deemed satisfied as of the end of the relevant Test Period with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of this Section 10.13 that had occurred (or would have occurred) shall be deemed cured for all purposes of this Agreement and the other Note Documents. Notwithstanding anything herein to the contrary, (A) during the term of this Agreement, the Cure Right shall not be exercised more than five times, and in each period of four consecutive Fiscal Quarters there shall be at least two Fiscal Quarters in which the Cure Right is not exercised, (B) the Cure Amount shall be no greater than the amount required for the purpose of complying with this Section 10.13 and (C) upon the receipt by the holders of the Notes of a written notice from the Company that the Company intends to exercise the Cure Right (a “Notice of Intent to Cure”) until the 5th Business Day following the date on which financial statements for the applicable Fiscal Quarter or Fiscal Year to which such Notice of Intent of Cure relates are required to be delivered pursuant to Section 7.1(a) or 7.1(b), as applicable, neither the Collateral Agent nor any holders of the Notes shall exercise any right to accelerate the Notes, and none of the Collateral Agent nor any holders of the Notes shall exercise any right to foreclose on, realize, or take possession of any Collateral or any other right or remedy under the Note Documents solely on the basis of an Event of Default under this Section 10.13. SECTION 11. EVENTS OF DEFAULT.

-44- An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing: (a) the Company defaults in the payment of any principal or Make-Whole Amount or Modified Make-Whole Amount, if any, on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or (b) the Company defaults in the payment of any interest on any Note or any amount payable pursuant to Section 13 for more than five Business Days after the same becomes due and payable; or (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10.13; or (d) the Company or any Subsidiary defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)), in any Security Document or in any Subsidiary Guaranty and such default is not remedied within 30 days after the earlier of (i) a Responsible Officer obtaining actual knowledge of such default and (ii) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or (e) (i) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company in this Agreement, any Note Document or any writing furnished in connection with the transactions contemplated hereby proves to have been false or incorrect in any material respect (or to the extent such representation or warranty is qualified by materiality, in any respect) on the date as of which made, or (ii) any representation or warranty made in writing by or on behalf of any Subsidiary Guarantor or by any officer of such Subsidiary Guarantor in any Subsidiary Guaranty or any writing furnished in connection with such Subsidiary Guaranty proves to have been false or incorrect in any material respect (or to the extent such representation or warranty is qualified by materiality, in any respect) on the date as of which made; or (f) (i) the Company or any Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest on any Indebtedness that is outstanding in an aggregate principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) beyond any period of grace provided with respect thereto, or (ii) the Company or any Subsidiary is in default in the performance of or compliance with any term of any evidence of any Indebtedness in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment) or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Indebtedness has become, or has been declared (or one or more Persons are entitled to declare such Indebtedness to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, or (iii) as a consequence of the occurrence or

-45- continuation of any event or condition (other than the passage of time, the right of the holder of Indebtedness to convert such Indebtedness into equity interests or the voluntary exercise by the Company or any Subsidiary of an optional redemption, repurchase or prepayment right with respect to such Indebtedness), (x) the Company or any Subsidiary has become obligated to purchase or repay Indebtedness before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $5,000,000 (or its equivalent in the relevant currency of payment), or (y) one or more Persons have the right to require the Company or any Subsidiary so to purchase or repay such Indebtedness; provided that the provisions of this clause (f) shall not apply to (a) any secured Indebtedness that becomes due as a result of the voluntary sale or other Disposition of, or a casualty, condemnation, taking or similar event with respect to, the property securing such Indebtedness if such sale or other Disposition is permitted under this Agreement and (b) any termination or similar event with respect to any Swap Contract; or (g) the Company or any Significant Subsidiary (i) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (ii) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (iii) makes an assignment for the benefit of its creditors, (iv) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (v) is adjudicated as insolvent or to be liquidated, or (vi) takes corporate action for the purpose of any of the foregoing; or (h) a court or other Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company or any Significant Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company or any Significant Subsidiary, or any such petition shall be filed against the Company or any Significant Subsidiary and such petition shall not be dismissed within 60 days; or (i) any event occurs with respect to the Company or any Significant Subsidiary which under the laws of any jurisdiction is analogous to any of the events described in Section 11(g) or Section 11(h), provided that the applicable grace period, if any, which shall apply shall be the one applicable to the relevant proceeding which most closely corresponds to the proceeding described in Section 11(g) or Section 11(h); or (j) one or more final judgments or orders for the payment of money aggregating in excess of $5,000,000 (or its equivalent in the relevant currency of payment), including any such final order enforcing a binding arbitration decision, are rendered against one or more of the Company and the Significant Subsidiaries and which judgments are not,

-46- within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or (k) if (i) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under section 412 of the Code, (ii) a notice of intent to terminate any Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA section 4042 to terminate or appoint a trustee to administer any Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Plan may become a subject of any such proceedings, (iii) there is any “amount of unfunded benefit liabilities” (within the meaning of section 4001(a)(18) of ERISA) under one or more Plans, determined in accordance with Title IV of ERISA, (iv) the aggregate present value of accrued benefit liabilities under all funded Non-U.S. Plans exceeds the aggregate current value of the assets of such Non-U.S. Plans allocable to such liabilities, (v) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (vi) the Company or any ERISA Affiliate withdraws from any Multiemployer Plan, (vii) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder, (viii) the Company or any Subsidiary fails to administer or maintain a Non-U.S. Plan in compliance with the requirements of any and all applicable laws, statutes, rules, regulations or court orders or any Non-U.S. Plan is involuntarily terminated or wound up, or (ix) the Company or any Subsidiary becomes subject to the imposition of a financial penalty (which for this purpose shall mean any tax, penalty or other liability, whether by way of indemnity or otherwise) with respect to one or more Non-U.S. Plans; and any such event or events described in clauses (i) through (ix) above, either individually or together with any other such event or events, could reasonably be expected to have a Material Adverse Effect. As used in this Section 11(k), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in section 3 of ERISA; or (l) any Subsidiary Guaranty shall cease to be in full force and effect, any Subsidiary Guarantor or any Person acting on behalf of any Subsidiary Guarantor shall contest in any manner the validity, binding nature or enforceability of any Subsidiary Guaranty, or the obligations of any Subsidiary Guarantor under any Subsidiary Guaranty are not or cease to be legal, valid, binding and enforceable in accordance with the terms of such Subsidiary Guaranty; or (m) any applicable Security Document shall cease to give the Collateral Agent a first priority Lien (subject to Permitted Liens) in any material portion of the Collateral or to be in full force and effect (other than in accordance with its terms) with respect to or the Company or any Person acting on its behalf shall assert in writing in any manner the validity, binding nature or enforceability of any security document, or the obligations of the Company under a material provision of a security document are not or cease to be legal, valid, binding and enforceable in accordance with the terms of the security document

-47- unless such condition is cured within 10 Business Days and no other Event of Default exists during such period, in each case under this Section 11(m), except (a) solely as a result of any action or inaction by the Collateral Agent or any holder of any Notes or (b) as otherwise permitted herein or therein; or (n) the Obligations shall cease, or the Company or any of its Subsidiaries assert in writing that the Obligations have ceased, to constitute senior indebtedness under the subordination provisions of any document, instrument or agreement evidencing any Subordinated Debt (in each case, to the extent required by such subordination provisions) or the subordination provisions of any document, instrument or agreement evidencing any Subordinated Debt shall for any reason be invalidated or otherwise cease to be in full force and effect, or any other Person shall take a material action in breach thereof or contest in writing the validity or enforceability thereof or deny in writing that it has any further liability or obligation thereunder, in each case under this Section 11(n), other than in accordance with the terms thereof; or (o) any Insurance License of the Company or any of its Subsidiaries shall have been (i) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term or (ii) subject to any decision by a Governmental Authority that would reasonably be expected to result in such Governmental Authority taking any of the actions described in clause (i) above, and such revocation, rescission, suspension, modification or non-renewal or such decision cause, or would reasonably be expected to cause, a Material Adverse Effect. SECTION 12. REMEDIES ON DEFAULT, ETC. Section 12.1. Acceleration. (a) If an Event of Default with respect to the Company described in Section 11(g), (h) or (i) (other than an Event of Default described in clause (i) of Section 11(g) or described in clause (vi) of Section 11(g) by virtue of the fact that such clause encompasses clause (i) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable. (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at its or their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable. (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable. Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (x) all accrued and unpaid interest thereon (including interest accrued thereon at the Default Rate) and (y) the Make-Whole Amount determined in respect of such principal amount, shall all be immediately due and payable, in each and every case without presentment, demand,

-48- protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for) and that the provision for payment of a Make-Whole Amount or, solely with respect to a prepayment, Modified Make-Whole Amount by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances. Section 12.2. Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note or in any other Note Document, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise. Section 12.3. Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of and Make-Whole Amount or Modified Make-Whole Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal and Make-Whole Amount or Modified Make-Whole Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 18, and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon. Section 12.4. No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, any other Note Document or any Note upon any holder thereof shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 16, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all reasonable costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including reasonable attorneys’ fees, expenses and disbursements and any Registration Duty.

-49- SECTION 13. TAX INDEMNIFICATION; FATCA INFORMATION. (a) All payments whatsoever under this Agreement and the Notes will be made by the Company in lawful currency of the United States of America free and clear of, and without liability for withholding or deduction for or on account of, any present or future Taxes of whatever nature imposed or levied by or on behalf of any jurisdiction other than the United States (or any political subdivision or taxing authority of or in such jurisdiction) (hereinafter a “Taxing Jurisdiction”), unless the withholding or deduction of such Tax is compelled by law. (b) If any deduction or withholding for any Tax of a Taxing Jurisdiction shall at any time be required in respect of any amounts to be paid by the Company under this Agreement or the Notes, the Company will pay to the relevant Taxing Jurisdiction the full amount required to be withheld, deducted or otherwise paid before penalties attach thereto or interest accrues thereon and pay to each holder of a Note such additional amounts as may be necessary in order that the net amounts paid to such holder pursuant to the terms of this Agreement or the Notes after such deduction, withholding or payment (including any required deduction or withholding of Tax on or with respect to such additional amount), shall be not less than the amounts then due and payable to such holder under the terms of this Agreement or the Notes before the assessment of such Tax, provided that no payment of any additional amounts shall be required to be made for or on account of: (i) any Tax that would not have been imposed but for the existence of any present or former connection between such holder (or a fiduciary, settlor, beneficiary, member of, shareholder of, or possessor of a power over, such holder, if such holder is an estate, trust, partnership or corporation or any Person other than the holder to whom the Notes or any amount payable thereon is attributable for the purposes of such Tax) and the Taxing Jurisdiction, other than the mere holding of the relevant Note or the receipt of payments thereunder or in respect thereof or the exercise of remedies in respect thereof, including such holder (or such other Person described in the above parenthetical) being or having been a citizen or resident thereof, or being or having been present or engaged in trade or business therein or having or having had an establishment, office, fixed base or branch therein, provided that this exclusion shall not apply with respect to a Tax that would not have been imposed but for the Company, after the date of the Closing, opening an office in, moving an office to, reincorporating in, or changing the Taxing Jurisdiction from or through which payments on account of this Agreement or the Notes are made to, the Taxing Jurisdiction imposing the relevant Tax; (ii) any Tax that would not have been imposed but for the delay or failure by such holder (following a written request by the Company) in the filing with the relevant Taxing Jurisdiction of Forms (as defined below) that are required to be filed by such holder to avoid or reduce such Taxes (including for such purpose any refilings or renewals of filings that may from time to time be required by the relevant Taxing Jurisdiction), provided that the filing of such Forms would not (in such holder’s reasonable judgment) impose any unreasonable burden (in time, resources or otherwise) on such holder or result in any confidential or proprietary income tax return information being revealed, either

-50- directly or indirectly, to any Person and such delay or failure could have been lawfully avoided by such holder, and provided further that such holder shall be deemed to have satisfied the requirements of this clause (b)(ii) upon the good faith completion and submission of such Forms (including refilings or renewals of filings) as may be specified in a written request of the Company no later than 60 days after receipt by such holder of such written request (accompanied by copies of such Forms and related instructions, if any, all in the English language or with an English translation thereof); or (iii) any combination of clauses (i) and (ii) above; provided further that in no event shall the Company be obligated to pay such additional amounts to any holder (i) not resident in the United States of America or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing in excess of the amounts that the Company would be obligated to pay if such holder had been a resident of the United States of America or such other jurisdiction, as applicable, for purposes of, and eligible for the benefits of, any double taxation treaty from time to time in effect between the United States of America or such other jurisdiction and the relevant Taxing Jurisdiction or (ii) registered in the name of a nominee if under the law of the relevant Taxing Jurisdiction (or the current regulatory interpretation of such law) securities held in the name of a nominee do not qualify for an exemption from the relevant Tax and the Company shall have given timely notice of such law or interpretation to such holder. (c) By acceptance of any Note, the holder of such Note agrees, subject to the limitations of clause (b)(ii) above, that it will from time to time with reasonable promptness (x) duly complete and deliver to or as reasonably directed by the Company all such forms, certificates, documents and returns provided to such holder by the Company (collectively, together with instructions for completing the same, “Forms”) required to be filed by or on behalf of such holder in order to avoid or reduce any such Tax pursuant to the provisions of an applicable statute, regulation or administrative practice of the relevant Taxing Jurisdiction or of a tax treaty between the United States (or any other jurisdiction in which an original Purchaser is resident for tax purposes on the date of the Closing) and such Taxing Jurisdiction and (y) provide the Company with such information with respect to such holder as the Company may reasonably request in order to complete any such Forms, provided that nothing in this Section 13 shall require any holder to provide information with respect to any such Form or otherwise if in the opinion of such holder such Form or disclosure of information would involve the disclosure of tax return or other information that is confidential or proprietary to such holder, and provided further that each such holder shall be deemed to have complied with its obligation under this paragraph with respect to any Form if such Form shall have been duly completed and delivered by such holder to the Company or mailed to the appropriate taxing authority, whichever is applicable, within 60 days following a written request of the Company (which request shall be accompanied by copies of such Form and English translations of any such Form not in the English language) and, in the case of a transfer of any Note, at least 90 days prior to the relevant interest payment date. (d) On or before the date of the Closing the Company will furnish each Purchaser with copies of the appropriate Form (and English translation if required as aforesaid) currently required to be filed in Bermuda pursuant to Section 13(b)(ii), if any, and in connection with the transfer of

-51- any Note the Company will furnish the transferee of such Note with copies of any Form and English translation then required. (e) If any payment is made by the Company to or for the account of the holder of any Note after deduction for or on account of any Taxes, and increased payments are made by the Company pursuant to this Section 13, then, if such holder at its sole discretion exercised in good faith determines that it has received or been granted a refund of such Taxes, such holder shall, to the extent that it can do so without prejudice to the retention of the amount of such refund, reimburse to the Company such amount as such holder shall, in its sole discretion exercised in good faith, determine to be attributable to the relevant Taxes or deduction or withholding. Nothing herein contained shall interfere with the right of the holder of any Note to arrange its tax affairs in whatever manner it thinks fit and, in particular, no holder of any Note shall be under any obligation to claim relief from its corporate profits or similar tax liability in respect of such Tax in priority to any other claims, reliefs, credits or deductions available to it or (other than as set forth in Section 13(b)(ii)) oblige any holder of any Note to disclose any information relating to its tax affairs or any computations in respect thereof. (f) The Company will furnish the holders of Notes, promptly and in any event within 60 days after the date of any payment by the Company of any Tax in respect of any amounts paid under this Agreement or the Notes, the original tax receipt issued by the relevant taxation or other authorities involved for all amounts paid as aforesaid (or if such original tax receipt is not available or must legally be kept in the possession of the Company, a duly certified copy of the original tax receipt or any other reasonably satisfactory evidence of payment), together with such other documentary evidence with respect to such payments as may be reasonably requested from time to time by any holder of a Note. (g) If the Company is required by any applicable law, as modified by the practice of the taxation or other authority of any relevant Taxing Jurisdiction, to make any deduction or withholding of any Tax in respect of which the Company would be required to pay any additional amount under this Section 13, but for any reason does not make such deduction or withholding with the result that a liability in respect of such Tax is assessed directly against the holder of any Note, and such holder pays such liability, then the Company will promptly reimburse such holder for such payment (including any related interest or penalties to the extent such interest or penalties arise by virtue of a default or delay by the Company) upon demand by such holder accompanied by an official receipt (or a duly certified copy thereof) issued by the taxation or other authority of the relevant Taxing Jurisdiction. (h) If the Company makes payment to or for the account of any holder of a Note and such holder is entitled to a refund of the Tax to which such payment is attributable upon the making of a filing (other than a Form described above), then such holder shall, as soon as practicable after receiving written request from the Company (which shall specify in reasonable detail and supply the refund forms to be filed) use reasonable efforts to complete and deliver such refund forms to or as directed by the Company, subject, however, to the same limitations with respect to Forms as are set forth above.

-52- (i) The obligations of the Company under this Section 13 shall survive the payment or transfer of any Note and the provisions of this Section 13 shall also apply to successive transferees of the Notes. (j) By acceptance of any Note, the holder of such Note agrees that such holder will with reasonable promptness duly complete and deliver to the Company, or to such other Person as may be reasonably requested by the Company, from time to time (i) in the case of any such holder that is a United States Person, such holder’s United States tax identification number or other Forms reasonably requested by the Company necessary to establish such holder’s status as a United States Person under FATCA and as may otherwise be necessary for the Company to comply with its obligations under FATCA and (ii) in the case of any such holder that is not a United States Person, such documentation prescribed by applicable law (including as prescribed by section 1471(b)(3)(C)(i) of the Code) and such additional documentation as may be necessary for the Company to comply with its obligations under FATCA and to determine that such holder has complied with such holder’s obligations under FATCA or to determine the amount (if any) to deduct and withhold from any such payment made to such holder. Nothing in this Section 13(j) shall require any holder to provide information that is confidential or proprietary to such holder unless the Company is required to obtain such information under FATCA and, in such event, the Company shall treat any such information it receives as confidential. SECTION 14. REGISTRATION; EXCHANGE; SUBSTITUTION OF NOTES. Section 14.1. Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes (the “Notes Register”). The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in the Notes Register. If any holder of one or more Notes is a nominee, then (a) the name and address of the beneficial owner of such Note or Notes shall also be registered in such Notes Register as an owner and holder thereof and (b) at any such beneficial owner’s option, either such beneficial owner or its nominee may execute any amendment, waiver or consent pursuant to this Agreement. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders and beneficial owners of Notes, as recorded in the Notes Register. Section 14.2. Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to

-53- the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Schedule 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $100,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $100,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.2. Section 14.3. Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 19(a)(iii)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or a Qualified Institutional Buyer, in each case, as demonstrated to the reasonable satisfaction of the Company, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or (b) in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon. SECTION 15. PAYMENTS ON NOTES. Section 15.1. Place of Payment. Subject to Section 15.2, payments of principal, Make- Whole Amount or Modified Make-Whole Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of JPMorgan Chase Bank, N.A. in such jurisdiction. The Company may not at any time, change the place of payment of the Notes without the prior written consent of the Required Holders. Section 15.2. Payment by Wire Transfer. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 15.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Make- Whole Amount or Modified Make-Whole Amount, if any, interest and all other amounts becoming due hereunder by the method and at the address specified for such purpose below such Purchaser’s name in the Purchaser Schedule, or by such other method or at such other address as such Purchaser

-54- shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 15.1. Prior to any sale or other disposition of any Note held by a Purchaser or its nominee, such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 14.2. The Company will afford the benefits of this Section 15.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 15.2. SECTION 16. EXPENSES, ETC. Section 16.1. Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel approved in advance by the Company) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, any other Note Document or the Notes (whether or not such amendment, waiver or consent becomes effective), including: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, other Note Document or the Notes or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, other Note Document or the Notes, or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby and by the Notes and other Note Document, (c) the out-of-pocket costs and expenses incurred at any time in connection with any filing of this Agreement and all related documents and financial information with the SVO and (d) the agreed-upon fees and reasonable and documented out-of-pocket costs, expenses and disbursements of the Collateral Agent in connection with the performance of its duties under the Collateral Agency Agreement. If required by the NAIC, the Company shall obtain and maintain at its own cost and expense a Legal Entity Identifier (LEI). The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, (i) all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes), (ii) any and all wire transfer fees that any bank or other financial institution selected by the Company deducts from any payment under such Note to such holder or otherwise charges to a holder of a Note with respect to a payment under such Note and (iii) any judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (but limited, in the case of attorneys’ fees and expenses, to the reasonable and documented out-of-pocket attorneys’ fees of one special counsel for, collectively, the Purchasers and each other holder of a Note, taken as a whole) or obligation

-55- resulting from the consummation of the transactions contemplated hereby, including the use of the proceeds of the Notes by the Company, in each case, other than any such judgment, liability, claim, order, decree, fine, penalty, cost, fee, expense (including reasonable attorneys’ fees and expenses) or obligation that resulted from (x) the bad faith, gross negligence or willful misconduct or breach of this Agreement or any Note by such Purchaser or such holder of a Note or (y) a claim between a Purchaser or holder of a Note, on the one hand, and any other Purchaser or holder of a Note, on the other hand (other than claims arising out of any act or omission by the Company and/or its Affiliates). Notwithstanding anything to the contrary, no party hereto shall be liable to any other party hereto for any special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of the transactions contemplated hereunder or under any Note. Section 16.2. Certain Taxes. The Company agrees to pay all stamp, documentary or similar taxes or fees which may be payable in respect of the execution and delivery or the enforcement of this Agreement or other Note Document or the execution and delivery (but not the transfer) or the enforcement of any of the Notes in the United States or Bermuda or any other jurisdiction of organization of the Company or any Subsidiary Guarantor or any other jurisdiction where the Company or any Subsidiary Guarantor has assets or of any amendment of, or waiver or consent under or with respect to, this Agreement or any Subsidiary Guaranty or of any of the Notes, and to pay any value added tax due and payable in respect of reimbursement of costs and expenses by the Company pursuant to this Section 16, and will save each holder of a Note to the extent permitted by applicable law harmless against any loss or liability resulting from nonpayment or delay in payment of any such tax or fee required to be paid by the Company hereunder. Section 16.3. Survival. The obligations of the Company under this Section 16 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, other Note Document or the Notes, and the termination of this Agreement. SECTION 17. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ENTIRE AGREEMENT. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, other Note Document and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement, the Notes and other Note Document embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof. SECTION 18. AMENDMENT AND WAIVER. Section 18.1. Requirements. This Agreement, any other Note Document and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either

-56- retroactively or prospectively), only with the written consent of the Company and the Required Holders, except that: (a) no amendment or waiver of any of Sections 1, 2, 3, 4, 5, 6 or 22 hereof, or any defined term (as it is used therein), will be effective as to any Purchaser unless consented to by such Purchaser in writing; and (b) no amendment or waiver may, without the written consent of each Purchaser and the holder of each Note at the time outstanding, (i) subject to Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of (x) interest on the Notes or (y) the Make-Whole Amount or Modified Make-Whole Amount, (ii) change the percentage of the principal amount of the Notes the holders of which are required to consent to any amendment or waiver, or (iii) amend any of Sections 8 (except as set forth in the second sentence of Section 8.2), 11(a), 11(b), 12, 13, 18, 21 or 23.8 or any defined term (as it is used therein) or (iv) Section 4 of the Pledge Agreement or Section 2.1 of the Security Agreement. Section 18.2. Solicitation of Holders of Notes. (a) Solicitation. The Company will provide each holder of a Note with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes or other Note Document. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to this Section 18 or other Note Document to each holder of a Note promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes. (b) Payment. The Company will not directly or indirectly pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of a Note as consideration for or as an inducement to the entering into by such holder of any waiver or amendment of any of the terms and provisions hereof or of other Note Document or any Note unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of a Note even if such holder did not consent to such waiver or amendment. (c) Consent in Contemplation of Transfer. Any consent given pursuant to this Section 18 or other Note Document by a holder of a Note that has transferred or has agreed to transfer its Note to (i) the Company, (ii) any Subsidiary or any other Affiliate or (iii) any other Person in connection with, or in anticipation of, such other Person acquiring, making a tender offer for or merging with the Company and/or any of its Affiliates, in each case in connection with such consent, shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired

-57- under the same or similar conditions) shall be void and of no force or effect except solely as to such holder. Section 18.3. Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 18 or other Note Document applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and any holder of a Note and no delay in exercising any rights hereunder or under any Note or other Note Document shall operate as a waiver of any rights of any holder of such Note. Section 18.4. Notes Held by Company, Etc. Solely for the purpose of determining whether the holders of all or the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement, other Note Document or the Notes, or have directed the taking of any action provided herein or in other Note Document or the Notes to be taken upon the direction of the holders of all or a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company, BAM or any of their respective Affiliates shall be deemed not to be outstanding. SECTION 19. NOTICES; ENGLISH LANGUAGE. (a) Except to the extent otherwise provided in Section 7.4, all notices and communications provided for hereunder shall be in writing and sent (a) by registered or certified mail with return receipt requested or express or priority mail with online tracking service available (postage prepaid), (b) by an internationally recognized commercial delivery service (charges prepaid) or (c) by e-mail if the recipient has provided an e-mail address in its notice details (provided that a copy of such sent e-mail is kept on file, whether electronically or otherwise, by the sending party and the sending party does not receive an automatically generated message from the recipient’s email server that such e-mail could not be delivered to its recipient). Any such notice must be sent: (i) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in the Purchaser Schedule, or at such other address as such Purchaser or nominee shall have specified to the Company in writing, (ii) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, (iii) if to the Company, to the Company at its address set forth at the beginning hereof to the attention of Kevin Pearson, , 26 Reid Street, Suite 601 Hamilton HM 11, Bermuda and Gerhard Lubbe, 26 Reid Street, Suite 601 Hamilton HM 11, Bermuda, or at such other address as the Company shall have specified to the holder of each Note in writing, or

-58- (iv) if to White Mountains Partners LLC at the following address: 650 Fifth Avenue, Suite 1420, New York, NY 10019, or at such other address as the Company shall have specified to the holder of each Note in writing. Notices under this Section 19 will be deemed given only when actually received other than due to the failure of any person to provide accurate notice information. (b) Each document, instrument, financial statement, report, notice or other communication delivered in connection with this Agreement shall be in English or accompanied by an English translation thereof. (c) This Agreement and the Notes have been prepared and signed in English and the parties hereto agree that the English version hereof and thereof (to the maximum extent permitted by applicable law) shall be the only version valid for the purpose of the interpretation and construction hereof and thereof notwithstanding the preparation of any translation into another language hereof or thereof, whether official or otherwise or whether prepared in relation to any proceedings which may be brought in Bermuda or any other jurisdiction in respect hereof or thereof. SECTION 20. REPRODUCTION OF DOCUMENTS. This Agreement and all documents relating thereto, including (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves), and (c) financial statements, certificates and other information previously or hereafter furnished to any Purchaser, may be reproduced by such Purchaser by any photographic, photostatic, electronic, digital, or other similar process and such Purchaser may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such Purchaser in the regular course of business) and any enlargement, electronic copy or further reproduction of such reproduction shall likewise be admissible in evidence. This Section 20 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction. SECTION 21. CONFIDENTIAL INFORMATION. For the purposes of this Section 21, “Confidential Information” means information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c)

-59- otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (i) its affiliates and its and its affiliates’ respective directors, officers, employees, (legal or contractual), agents, partners, attorneys, trustees, limited partners and investors (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes or portfolio management) who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (ii) its auditors, consultants, service providers, financial advisors, investment managers and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (iii) any other holder of any Note, (iv) if the holder of a Note is a trust or fund, to the beneficiaries or beneficial owners of such trust or fund who agree to hold confidential the Confidential Information substantially in accordance with this Section 21, (v) any Institutional Investor to which it transfers or pledges or offers to transfer or pledge such Note or any part thereof or any participation therein and any beneficiary, agent, custodian or trustee in connection therewith (if such Person has agreed prior to its receipt of such Confidential Information to hold the information confidential substantially in accordance with this Section 21) and, in each case, any such Person shall have the same rights and obligations with respect to such Confidential Information as the Purchasers have under this Section 21, (vi) any Person from which it offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by this Section 21), (vii) any federal, state or other regulatory authority having jurisdiction over such Purchaser, any recipient of Confidential Information under this Section 21, or in each case, its portfolio or any transactions relating thereto, (viii) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency, or (ix) any other Person to which such delivery or disclosure may be necessary or appropriate (w) to effect compliance with any law, rule, regulation or order applicable to such Purchaser or its investment managers or to its investment portfolio or any transactions relating thereto (x) in response to any subpoena or other legal process, (y) in connection with any litigation, arbitration or dispute resolution process to which such Purchaser is a party or (z) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement or any Subsidiary Guaranty. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 21 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying this Section 21. In the event that as a condition to receiving access to information relating to the Company or its Subsidiaries in connection with the transactions contemplated by or otherwise pursuant to this Agreement, any Purchaser or holder of a Note is required to agree to a confidentiality undertaking (whether through Intralinks, another secure website, a secure virtual workspace or

-60- otherwise) which is different from this Section 21, this Section 21 shall not be amended thereby and, as between such Purchaser or such holder and the Company, this Section 21 shall supersede any such other confidentiality undertaking. SECTION 22. SUBSTITUTION OF PURCHASER. Each Purchaser shall have the right to substitute any one of its Affiliates or another Purchaser or any one of such other Purchaser’s Affiliates (a “Substitute Purchaser”) as the purchaser of the Notes that it has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Substitute Purchaser, shall contain such Substitute Purchaser’s agreement to be bound by this Agreement and shall contain a confirmation by such Substitute Purchaser of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 22), shall be deemed to refer to such Substitute Purchaser in lieu of such original Purchaser. In the event that such Substitute Purchaser is so substituted as a Purchaser hereunder and such Substitute Purchaser thereafter transfers to such original Purchaser all of the Notes then held by such Substitute Purchaser, upon receipt by the Company of notice of such transfer, any reference to such Substitute Purchaser as a “Purchaser” in this Agreement (other than in this Section 22), shall no longer be deemed to refer to such Substitute Purchaser, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement. SECTION 23. MISCELLANEOUS. Section 23.1. Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including any subsequent holder of a Note) whether so expressed or not, except that, subject to Section 10.2, the Company may not assign or otherwise transfer any of its rights or obligations hereunder or under the Notes without the prior written consent of each holder. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto and their respective successors and assigns permitted hereby) any legal or equitable right, remedy or claim under or by reason of this Agreement. Section 23.2. Accounting Terms. (a) All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (i) all computations made pursuant to this Agreement shall be made in accordance with GAAP, and (ii) all financial statements shall be prepared in accordance with GAAP. For purposes of determining compliance with this Agreement (including Section 9, Section 10 and the definition of “Indebtedness”), any election by the Company to measure any financial liability using fair value (as permitted by Financial Accounting Standards Board Accounting Standards Codification Topic No. 825-10-25 – Fair Value Option, International Financial Reporting Standards 9 – Financial Instruments or any similar accounting standard) shall be disregarded and such determination shall be made as if such election had not been made.

-61- (b) If any change in GAAP occurs after the date of this Agreement by the promulgation of rules, regulations, pronouncements and opinions by, or otherwise as required by, the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), or if any change in the application of GAAP by White Mountains, the Company or their respective Subsidiaries occurs after the date of this Agreement, in each case, which results in a change in the calculation of financial covenants, standards or terms (including all applicable covenants, representations and warranties) contained in this Agreement or any other Note Document, the parties hereto agree to enter, promptly upon request therefor by the Company or the Required Holders, into negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating financial and other covenants, financial condition and performance will be the same after such changes as they were before such changes; and pending the effectiveness of such amendment, the Company shall continue to provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms (including all applicable covenants, representations and warranties) in the Note Documents in accordance with GAAP, or with the application thereof, as in effect immediately prior to such changes. Section 23.3. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction. Section 23.4. Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person. Defined terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein) and, for purposes of the Notes, shall also include any such notes issued in substitution therefor pursuant to Section 14, (b) subject to Section 23.1, any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Sections and Schedules shall be construed to refer to Sections of, and Schedules to, this Agreement, and (e) any reference to any law or regulation herein shall, unless

-62- otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time. Section 23.5. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto. The parties agree to electronic contracting and electronic signatures with respect to this Agreement and all documents relating thereto (other than the Notes). Delivery of an electronic signature to, or a signed copy of, this Agreement and all documents relating thereto (other than the Notes) by facsimile, email or other electronic transmission shall be fully binding on the parties to the same extent as the delivery of the signed originals and shall be admissible into evidence for all purposes. The words “execution,” “execute,” “signed,” “signature” and words of like import in or related to any document to be signed in connection with this Agreement and all documents relating thereto (other than the Notes) shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. Notwithstanding the foregoing, if any Purchaser shall request manually signed counterpart signatures to this Agreement or any documents relating to this Agreement, the Company hereby agrees to use its reasonable endeavors to provide such manually signed signature pages as soon as reasonably practicable. Section 23.6. Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State. Section 23.7. Jurisdiction and Process; Waiver of Jury Trial. (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. (b) The Company agrees, to the fullest extent permitted by applicable law, that a final judgment in any suit, action or proceeding of the nature referred to in Section 23.7(a) brought in any such court shall be conclusive and binding upon it subject to rights of appeal, as the case may be, and may be enforced in the courts of the United States of America or the State of New York (or any other courts to the jurisdiction of which it or any of its assets is or may be subject) by a suit upon such judgment.

-63- (c) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.7(a) by mailing a copy thereof by registered, certified priority or express mail (or any substantially similar form of mail) with on-line tracking service available, postage prepaid, return receipt or delivery confirmation requested, or delivering a copy thereof in the manner for delivery of notices specified in Section 19 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt or on-line confirmation of delivery furnished by the United States Postal Service or any reputable commercial delivery service. (d) Nothing in this Section 23.7 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. (e) The Company hereby irrevocably appoints White Mountains Partners LLC to receive for it, and on its behalf, service of process in the United States. (f) THE PARTIES HERETO HEREBY WAIVE TRIAL BY JURY IN ANY ACTION BROUGHT ON OR WITH RESPECT TO THIS AGREEMENT, THE NOTES OR ANY OTHER DOCUMENT EXECUTED IN CONNECTION HEREWITH OR THEREWITH. Section 23.8. Obligation to Make Payment in Dollars. Any payment on account of an amount that is payable hereunder or under the Notes in Dollars which is made to or for the account of any holder in any other currency, whether as a result of any judgment or order or the enforcement thereof or the realization of any security or the liquidation of the Company, shall constitute a discharge of the obligation of the Company under this Agreement or the Notes only to the extent of the amount of Dollars which such holder could purchase in the foreign exchange markets in London, England, with the amount of such other currency in accordance with normal banking procedures at the rate of exchange prevailing on the London Banking Day following receipt of the payment first referred to above. If the amount of Dollars that could be so purchased is less than the amount of Dollars originally due to such holder, the Company agrees to the fullest extent permitted by law, to indemnify and save harmless such holder from and against all loss or damage arising out of or as a result of such deficiency. This indemnity shall, to the fullest extent permitted by law, constitute an obligation separate and independent from the other obligations contained in this Agreement and the Notes, shall give rise to a separate and independent cause of action, shall apply irrespective of any indulgence granted by such holder from time to time and shall continue in full force and effect notwithstanding any judgment or order for a liquidated sum in respect of an amount due hereunder or under the Notes or under any judgment or order. As used herein the term “London Banking Day” shall mean any day other than Saturday or Sunday or a day on which commercial banks are required or authorized by law to be closed in London, England. * * * * *

HG GLOBAL LTD. NOTE PURCHASE AGREEMENT [SIGNATURE PAGE] This Agreement is hereby accepted and agreed to as of the date thereof. RGA REINSURANCE COMPANY By: ____________________________________ Name: Curtis Spillers Title: Vice President RGA REINSURANCE COMPANY BARBADOS LTD By: ____________________________________ Name: Curtis Spillers Title: Vice President

HG GLOBAL LTD. NOTE PURCHASE AGREEMENT [SIGNATURE PAGE] This Agreement is hereby accepted and agreed to as of the date thereof. MINNESOTA LIFE INSURANCE COMPANY SECURIAN LIFE INSURANCE COMPANY By: Securian Asset Management, Inc. By: ____________________________________ Name: ____________________________ Title: _____________________________ Kliton Duri Vice President F7EEB3

HG GLOBAL LTD. NOTE PURCHASE AGREEMENT [SIGNATURE PAGE] This Agreement is hereby accepted and agreed to as of the date thereof. STARR INDEMNITY & LIABILITY COMPANY FRANKENMUTH INSURANCE COMPANY BOSTON MUTUAL LIFE INSURANCE COMPANY AMERICAN HEALTH AND LIFE INSURANCE COMPANY PRIMERICA LIFE INSURANCE COMPANY STARR INSURANCE & REINSURANCE LIMITED TRITON INSURANCE COMPANY NATIONAL BENEFIT LIFE INSURANCE COMPANY LIFE INSURANCE COMPANY OF BOSTON & NEW YORK By: Conning, Inc., as Investment Manager By: ____________________________________ Name: John Petchler Title: Director

HG GLOBAL LTD. NOTE PURCHASE AGREEMENT [SIGNATURE PAGE] THE STATE OF CONNECTICUT, ACTING THROUGH ITS TREASURER By: Goodwin Capital Advisers, Inc., as Investment Manager By: ____________________________________ Name: John Petchler Title: Director

HG GLOBAL LTD. NOTE PURCHASE AGREEMENT [SIGNATURE PAGE] This Agreement is hereby accepted and agreed to as of the date thereof. EMPLOYERS PREFERRED INSURANCE COMPANY By: Neuberger Berman Investment Advisers LLC, Investment Adviser By: ____________________________________ Name: Philip Lee Title: Senior Vice President WESTERN NATIONAL MUTUAL INSURANCE COMPANY By: Neuberger Berman Investment Advisers LLC, Investment Adviser By: ____________________________________ Name: Philip Lee Title: Senior Vice President

SCHEDULE A (to Note Purchase Agreement) DEFINED TERMS As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term: “Affected Noteholder” is defined within the definition of “Noteholder Sanctions Event.” “Acceptable Rating Agency” means (a) AM Best, Fitch, KBRA, Moody’s or S&P, or (b) any other credit rating agency that is recognized as a nationally recognized statistical rating organization by the SEC and approved by the Required Holders, so long as, in each case, any such credit rating agency described in clause (a) or (b) above continues to be a nationally recognized statistical rating organization recognized by the SEC and is approved as a “Credit Rating Provider” (or other similar designation) by the NAIC. “Adjusted Book Value” means, as of any date, (a) the total equity of the Company and its Subsidiaries, determined on a consolidated basis in conformity with GAAP but without consolidation therein (to the extent such consolidation would otherwise be required in conformity with GAAP) of BAM, plus (b) to the extent reducing the amount referred to in clause (a), the sum of (i) the aggregate amount of accrued but unpaid dividends and other Restricted Payments by the Company as of such date, whether payable to White Mountains and its Subsidiaries or to holders of non-controlling interests, and (ii) unearned insurance premiums as of such date, net of deferred acquisition costs as of such date, in each case under this clause (b), with the amounts thereof to be determined without consolidation (to the extent such consolidation would otherwise be required in conformity with GAAP) of BAM, minus (c) the time value of money discount on expected future payments on the BAM Surplus Notes as of such date, with such discount to be determined without any reduction in the amount thereof on account of non-controlling interests in the Company and its Subsidiaries but otherwise in the manner consistent with the determination thereof for purposes of the consolidated financial statements of White Mountains prepared in conformity with GAAP, but without consolidation therein (to the extent such consolidation would otherwise be required in conformity with GAAP) of BAM. “Affiliate” means, with respect to any Person, each other Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified. For purposes of the foregoing, it is understood and agreed that for purposes of this Agreement and the other Note Documents, BAM does not constitute an Affiliate of the Company or any of its Subsidiaries, notwithstanding that the financial records of BAM may be required, in conformity with GAAP, to be consolidated in the consolidated financial statements of White Mountains. “Agreement” means this Note Purchase Agreement, including all Schedules attached to this Agreement. “AM Best” means AM Best Company, or any successor to the rating agency business thereof. “Anticipated Business Transfer Date” is defined in Section 8.11(a).

A-2 “Anti-Corruption Laws” means all Requirements of Law concerning or relating to bribery or corruption, including, without limitation, the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act of 2010, and the anti-bribery and anti-corruption laws and regulations of those jurisdictions in which the Company or its Subsidiaries do business. “Anti-Money Laundering Laws” means all Requirements of Law concerning or relating to terrorism or money laundering, including, without limitation, the Money Laundering Control Act of 1986 (18 U.S.C. §§ 1956 1957), the USA PATRIOT Act and the Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311 5332 and 12 U.S.C. §§ 1818(s), 1820(b) and §§ 1951 1959) and the rules and regulations thereunder, and any law prohibiting or directed against the financing or support of terrorist activities (e.g., 18 U.S.C. §§ 2339A and 2339B). “Applicable Insurance Regulatory Authority” means any Governmental Authority that due to the nature of the activities of the Company or its Subsidiaries in the insurance or reinsurance industry has regulatory authority over the Company or any of its Subsidiaries. “BAM” means Build America Mutual Assurance Company, a New York domiciled mutual financial guaranty insurance company. “BAM Surplus Notes” means the Surplus Notes, as defined in the FLRT Agreement as in effect on the date hereof, and any similar Indebtedness issued by BAM after the date hereof. “BAM Trust Account” means the Regulation 114 Trust Account and the Supplemental Trust Account, each as defined in the FLRT Agreement as in effect on the date hereof, and any other trust or a similar arrangement established by the Company or any of its Subsidiaries for the benefit of BAM. “Blocked Person” means (i) a Person whose name appears on the list of Specially Designated Nationals and Blocked Persons published by OFAC, (ii) a Person, entity, organization, country or regime that is blocked or a target of sanctions that have been imposed under Economic Sanctions Laws or (iii) a Person that is an agent, department or instrumentality of, or is otherwise beneficially owned by, controlled by or acting on behalf of, directly or indirectly, any Person, entity, organization, country or regime described in clause (i) or (ii). “Bankruptcy Code” means Title 11 of the United States Code, as amended from time to time and any successor statute or any similar federal or state law for the relief of debtors. “Books and Records” means all books and records of the Company or any Subsidiary, including ledgers, tax returns, records regarding the Company’s and its Subsidiaries’ assets or liabilities, business operations or financial condition, records relating to the Collateral and all computer programs or storage or any equipment containing such information.

A-3 “Business Day” means any day that is not a Saturday, Sunday or a day on which commercial banks in New York City or Bermuda are authorized or required by law to remain closed. “Business Transfer” means any sale, transfer or other Disposition by the Company and its Subsidiaries, whether in any single transaction or series of transactions, of assets and properties of the Company and its Subsidiaries constituting 50% or more of the assets of the Company and its Subsidiaries, taken as a whole, to any Person other than the Company or any of its Subsidiaries, but excluding any Disposition described in clause (e) of Section 10.6. It is understood and agreed that no Disposition by the Company or any of its Subsidiaries shall occur solely as a result of the financial records of BAM no longer being required, in conformity with GAAP, to be consolidated in the consolidated financial statements of White Mountains. “Business Transfer Event” is defined in Section 8.11(e). “Business Transfer Prepayment Date” is defined in Section 8.11(b). “Capital Lease” means, as to any Person, any leasing or similar arrangement which, in accordance with GAAP, is or should be classified as a capital lease on the balance sheet of such Person. “Capital Lease Obligations” means, as to any Person, all monetary obligations of such Person under any Capital Leases, and, for purposes hereof, the amount of any such obligation shall be the capitalized amount thereof determined in accordance with GAAP. “Cash Equivalents” means, as at any date of determination, any of the following: (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or instrumentality thereof, in each case, maturing not more than one year after such date; (b) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any agency or instrumentality thereof, in each case maturing not more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, in either case, the then equivalent grade), or carrying an equivalent rating by a nationally recognized rating agency if at any time Moody’s or S&P shall not be rating such obligations; (c) commercial paper or corporate demand notes maturing no more than one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s (or, in either case, the then equivalent grade), or carrying an equivalent rating by a nationally recognized rating agency if at any time Moody’s or S&P shall not be rating such obligations;

A-4 (d) certificates of deposit, time deposits or bankers’ acceptances maturing no more than one year after such date issued or accepted by, and money market and demand deposits maintained at, any commercial bank that is a member of the Federal Reserve System and has Tier 1 capital as defined in the regulations of its primary Federal banking regulator of not less than $500,000,000; (e) readily marketable general obligations of any corporation organized under the laws of any state of the United States of America, payable in the United States of America, expressed to mature not later than 12 months following the date of issuance thereof and having, at the time of the acquisition thereof, a rating of at least A from S&P or A-2 from Moody’s (or, in either case, the then equivalent grade), or carrying an equivalent rating by a nationally recognized rating agency if at any time Moody’s or S&P shall not be rating such obligations; (f) repurchase agreements having maturities of not more than 90 days for underlying securities of the types described in the preceding clauses entered into with any commercial bank referred to in clause (d) above; (g) investments in investment companies, mutual funds or money market funds that, in each case, invest substantially all of their assets in investments described in the preceding clauses; (h) “Eligible Assets”, as defined in the FLRT Agreement as in effect on the Date of this Agreement (or any similar term used in the FLRT Agreement as it may be in effect after the Date of this Agreement); (i) other investments of a nature and type consistent with those held by the Company or any of its Subsidiaries on the date of this Agreement; and (j) other short term investments approved by the Required Holders. “Change of Control” is defined in Section 8.10. “Closing” is defined in Section 3. “Code” means the Internal Revenue Code of 1986 and the rules and regulations promulgated thereunder from time to time. “Collateral” means all of the tangible and intangible assets and real and personal property of the Company which is pledged from time to time to the Collateral Agent in accordance with the Security Documents to secure the Obligations. “Collateral Agency Agreement” means the Collateral Agency Agreement dated as of the date of the Closing, among the Collateral Agent, the Company, the holders of the Notes and any other Person that from time to time becomes a party thereto.

A-5 “Collateral Agent” is defined in Section 2.2. “Company” is defined in the first paragraph of this Agreement. “Confidential Information” is defined in Section 21. “Contingent Obligation” means, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another Person that, in each case, is directly or indirectly guaranteed, endorsed or co-made by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations under any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement. “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. “Controlled Entity” means (a) any of the Subsidiaries of the Company and any of their or the Company’s respective Controlled Affiliates and (b) if the Company has a parent company, such parent company and its Controlled Affiliates. “Copyrights” means any and all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work thereof, whether published or unpublished and whether or not the same also constitutes a trade secret. “Cure Amount” is defined in Section 10.13. “Cure Right” is defined in Section 10.13. “Custodian” means The Bank of New York Mellon, in its capacity as custodian with respect to the Interest Reserve Account under (a) that certain Custody Agreement, dated as of April 26, 2022, by and between the Company and The Bank of New York Mellon and (b) that certain Account Control Agreement, dated as of May 14, 2026, by and between the Company, the Collateral Agent and The Bank of New York Mellon. “Debt Rating” means the debt rating of the Notes as determined from time to time by any Acceptable Rating Agency then rating the Notes, which rating shall (a) specifically describe the Notes, including their interest rate, maturity and Private Placement Number and (b) in the event

A-6 that such Debt Rating is a “private letter rating,” (i) state that the Debt Rating addresses the likelihood of payment of both the principal and interest of the Notes (which requirement shall be deemed satisfied if the evidence of such Debt Rating is silent as to the likelihood of payment of both principal and interest and does not otherwise include any indication to the contrary), (ii) not include any prohibition against sharing such evidence with the SVO or any other regulatory authority having jurisdiction over the holders of the Notes, (iii) include such other information relating to the Debt Rating for the Notes as may be required from time to time by the SVO or any other regulatory authority having jurisdiction over the holders of the Notes and (iv) include the related Private Rating Rationale Report with respect to such Debt Rating. “Debt to Capital Ratio” means, as of any date, the ratio (expressed as a percentage) of (a) the sum of (i) the aggregate principal amount of the Notes and (ii) the aggregate principal amount of the Shareholder Debt, in each case, outstanding as of such date to (b) the sum of (i) the amount referred to in clause (a) above and (ii) Adjusted Book Value as of such date. “Default” means an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default. “Default Rate” means that rate of interest per annum that is the greater of (a) 2.00% above the rate of interest stated in clause (a) of the first paragraph of the Notes or (b) 2.00% over the rate of interest publicly announced by JPMorgan Chase Bank, N.A. in New York, New York as its “base” or “prime” rate. “Disclosure Documents” is defined in Section 5.3. “Discounted Value” is defined in Section 8.8. “Disposition” means any transaction, or series of related transactions, pursuant to which any Person sells, assigns, transfers, leases (as lessor), licenses (as licensor) or otherwise disposes of any property or assets (whether now owned or hereafter acquired) to any other Person, in each case, whether or not the consideration therefor consists of cash, securities or other assets owned by the acquiring Person. For purposes of clarification, “Disposition” shall include (a) the sale or other disposition for value of any contracts or (b) any disposition of property through a “plan of division” under the Delaware Limited Liability Company Act or any comparable transaction under any similar law. “Disqualified Equity Interests” means any Equity Interest that, by its terms (or by the terms of any security or other Equity Interest into which it is convertible or for which it is exchangeable), or upon the happening of any event or condition, (a)(i) matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or (ii) is redeemable at the option of the holder thereof, in whole or in part (other than, in the case of the preceding clauses (i) or (ii), solely for Equity Interests that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or (b) is convertible into or exchangeable, either mandatorily or at the option of the holder thereof, for (i) Indebtedness or (ii) any other Equity Interests that would constitute Disqualified Equity Interests, in each case of any of the preceding clauses (a) and (b), prior to the date that is 91 days after the Maturity Date of the Notes; provided

A-7 that (i) an Equity Interest of any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change in control” (or similar event, however denominated) shall not constitute a Disqualified Equity Interest and (ii) an Equity Interest of any Person that is issued to any Employee Related Persons or to any plan for the benefit of Employee Related Persons or by any such plan to such Employee Related Persons shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by such Person or any of its Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, death or disability. For the avoidance of doubt, the cumulative preferred shares, par value $1,000 per share, of the Company outstanding as of the date hereof are not Disqualified Equity Interests. “Dollars,” “dollars” or use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses the “$” sign to denote its currency or may be readily converted into lawful money of the United States. “Economic Sanctions Laws” means U.S. Economic Sanctions Laws, the International Sanctions Act 2003 of Bermuda and the International Sanctions Regulations 2013 of Bermuda. “Employee Related Persons” means, with respect to any Person, any current or former officers, directors, employees or consultants of such Person or any Immediate Family Member of any of the foregoing. “Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to Hazardous Materials. “Equity Interests” means (a) all shares of capital stock or share capital (whether denominated as common stock or shares or preferred stock or shares), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting, and (b) all securities convertible into or exchangeable for any of the foregoing and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any of the foregoing, whether or not presently convertible, exchangeable or exercisable (other than, prior to the conversion thereof, Indebtedness that is convertible into any of the foregoing). “ERISA” means the Employee Retirement Income Security Act of 1974 and the rules and regulations promulgated thereunder from time to time in effect. “ERISA Affiliate” means any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under section 414 of the Code. “Event of Default” is defined in Section 11.

A-8 “Existing Loan Agreement” means the Loan and Security Agreement dated as of March 31, 2022, among the Company, as borrower, Hudson Structured Capital Management Ltd., as agent, and the lenders from time to time party thereto. “FATCA” means (a) sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), together with any current or future regulations or official interpretations thereof, (b) any treaty, law or regulation of any other jurisdiction, or relating to an intergovernmental agreement between the United States of America and any other jurisdiction, which (in either case) facilitates the implementation of the foregoing clause (a), and (c) any agreements entered into pursuant to section 1471(b)(1) of the Code. “Fiscal Quarter” means a fiscal quarter of any Fiscal Year. “Fiscal Year” means the fiscal year of the Company and its Subsidiaries ending on December 31 of each year. “Fitch” means Fitch Ratings, Inc., or any successor to its rating agency business. “FLRT Agreement” means the Tenth Amended and Restated First Loss Reinsurance Treaty Agreement, entered into as of July 1, 2024, by and between BAM and HG Re, as the same may be amended, restated, supplemented or otherwise modified from time to time, and any agreement between the Company or any of its Subsidiaries and BAM that replaces, substitutes or supersedes the foregoing. “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination. “Governmental Approval” means any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority. “Governmental Authority” means any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization. “Governmental Official” means any governmental official or employee, employee of any government-owned or government-controlled entity, political party, any official of a political party, candidate for political office, official of any public international organization or anyone else acting in an official capacity.

A-9 “Guaranty” means, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any indebtedness, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including (without limitation) obligations incurred through an agreement, contingent or otherwise, by such Person: (a) to purchase such indebtedness or obligation or any property constituting security therefor; (b) to advance or supply funds (i) for the purchase or payment of such indebtedness or obligation, or (ii) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such indebtedness or obligation; (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such indebtedness or obligation of the ability of any other Person to make payment of the indebtedness or obligation; or (d) otherwise to assure the owner of such indebtedness or obligation against loss in respect thereof. In any computation of the indebtedness or other liabilities of the obligor under any Guaranty, the indebtedness or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor. “Hazardous Materials” means any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage or filtration of which is or shall be restricted, prohibited or penalized by any applicable law, including asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances. “HG Global Segment” means the segment of the operations of White Mountains and its Subsidiaries that relates to the operations of the Company and its Subsidiaries, as such segment is determined (including as to whether or not BAM is required to be included therein) in conformity with GAAP. “HG Re” means HG Re Ltd., an exempted Bermuda company limited by shares and registered as a special purpose insurer pursuant to the Bermuda Insurance Act 1978, as amended. “holder” means, with respect to any Note, the Person in whose name such Note is registered in the Notes Register maintained by the Company pursuant to Section 14.1, provided, however, that if such Person is a nominee, then for the purposes of Sections 7, 12, 15.1, 15.2, 18.2 and 19 and any related definitions in this Schedule A (including the definition of “Institutional

A-10 Investor”), “holder” shall mean the beneficial owner of such Note whose name and address appears in the Notes Register. “Immediate Family Member” means, with respect to any individual, such individual’s child, stepchild, grandchild or more remote descendant, parent, stepparent, grandparent, spouse, former spouse, domestic partner, former domestic partner, sibling, mother-in-law, father-in-law, son-in-law and daughter-in-law (including adoptive relationships), any trust, partnership or other bona fide estate-planning vehicle the only beneficiaries of which are any of the foregoing individuals, such individual’s estate (or an executor or administrator acting on its behalf), heirs or legatees or any private foundation or fund that is controlled by any of the foregoing individuals or any donor-advised fund of which any such individual is the donor. “INHAM Exemption” is defined in Section 6.2(e). “Indebtedness” means, as to any Person, (a) any indebtedness of such Person for borrowed money, (b) any obligations of such Person for the deferred purchase price of property or services (excluding (i) accrued expenses and other accounts payable, (ii) deferred compensation payable to any Employee Related Person of the Company or any Subsidiary and (iii) any purchase price adjustment or earnout incurred in connection with an acquisition or other Investment, except to the extent that the amount payable pursuant to such purchase price adjustment or earnout is fixed and determinable and is not paid when due), (c) any reimbursement and other obligations of such Person in respect of surety bonds and letters of credit, (d) any indebtedness of such Person evidenced by notes, bonds, debentures or other similar instruments, (e) any Capital Lease Obligations of such Person, (f) all Disqualified Equity Interests of such Person, (g) any Swap Contract Liabilities of such Person, (h) all monetary obligations of such Person under any receivables factoring, receivable sales or similar transactions (other than obligations under customary limited recourse provisions) and all monetary obligations of such Person under any synthetic lease, tax ownership or financing lease, off balance sheet financing or similar financing (but in any event excluding operating leases (as determined in accordance with GAAP) in respect of real property entered into by the Company and its Subsidiaries in the ordinary course of business) and (i) any Contingent Obligations of such Person with respect to Indebtedness of any other Person of a type described in the preceding clauses. “Insolvency Proceeding” means, with respect to any Person, any proceeding by or against such Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief. “Institutional Investor” means (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than 5% of the aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form, (d) any Related Fund of any holder of any Note and (e) any trust or fund whose beneficiaries or beneficial owners are Institutional Investors described in the foregoing clauses (a) through (d) hereof.

A-11 “Instrument” means any “instrument” as defined in the Uniform Commercial Code. “Insurance Laws” means all Requirements of Law concerning or relating to the operation, ownership or transaction of any insurance or reinsurance business of such Person and its Subsidiaries. “Insurance License” means, with respect to any Person, any applicable license, certificate of authority, permit or other authorization which is required to be obtained from any Governmental Authority in connection with the operation, ownership or transaction of any insurance or reinsurance business of such Person and its Subsidiaries. “Intellectual Property” means, with respect to any Person, all of such Person’s right, title, and interest in and to the following: (a) its Copyrights, Trademarks and Patents; (b) any and all trade secrets and trade secret rights, including, without limitation, any rights to unpatented inventions, know-how and operating manuals; (c) any and all source code; (d) any and all design rights which may be available to such Person; (e) any and all domain names (including, without limitation, all subdomain names); (f) any and all claims for damages by way of past, present and future infringement of any of the foregoing, with the right, but not the obligation, to sue for and collect such damages for said use or infringement of the Intellectual Property rights identified above; and (g) all amendments, renewals and extensions of any of the Copyrights, Trademarks or Patents. “Interest Reserve Account” means Account No. (full account number on file with the Custodian) established by the Company with the Custodian and any successor account thereto or replacement account thereof. “Interest Reserve Amount” means, at any time of determination, an amount equal to twelve (12) months of anticipated interest expense in respect of the Notes calculated based upon the assumption that the then outstanding principal of the Notes continue for such period and will accrue interest at the rate of interest stated in the first paragraph of the Notes. “Investment” means, with respect to any Person, (a) any investment by such Person in any other Person (including in Affiliates of such Person) in the form of (i) loans, advances or similar extensions of credit to such other Person (excluding accounts payable arising in the

A-12 ordinary course of business), (ii) guarantees of Indebtedness of such other Person, (iii) acquisitions of Indebtedness (including any bonds, notes, debentures or other debt securities) of such other Person, (iv) capital contributions to such other Persons or (v) acquisition of Equity Interests of, or all or substantially all of the assets of, such other Person (or all or substantially all of the assets of any division or business line of such other Person) and (b) the purchase or ownership of any Swap Contract for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract. The amount of any Investment shall be the original cost of such Investment, plus the original cost of any addition thereto that otherwise constitutes an Investment, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect thereto, but giving effect to any repayments of principal or payment of interest in the case of any Investment in the form of a loan, advance or similar extension of credit or purchase or other acquisition of Indebtedness and any return of or on capital in the case of any other Investment (whether as a distribution, dividend, redemption or sale); provided that the amount of any Investment in the form of a guarantee of any Indebtedness shall be the stated or determined amount of the Indebtedness guaranteed or, if such amount is not determinable, the maximum reasonably anticipated liability for it determined by such Person in good faith (but not in excess of the maximum of the obligations under such guarantee). “Investment Grade” means (a) with respect to AM Best, a rating of bbb- or higher, (b) with respect to Fitch, a rating of BBB- or higher, (c) with respect to KBRA, a rating of BBB- or higher, (d) with respect to Moody’s, a rating of Baa3 or higher and (e) with respect to S&P, a rating of BBB- or higher (or, in each case, its equivalent under any successor rating category of the applicable Acceptable Rating Agency). “Investment Property” means any “investment property” as defined in the Uniform Commercial Code. “IPO Event” means any transaction or series of related transactions (including, for the avoidance of doubt, any acquisition by, or combination or other similar transaction with, a special purpose acquisition company) that results in any of the common Equity Interests of the Company (or any direct or indirect parent company thereof substantially all of the assets of which consist, at the time of the consummation of such transaction or transactions, of Equity Interests of the Company or one or more other such parent companies or assets arising in connection with such transaction or transactions) being publicly traded on any U.S. national securities exchange. “KBRA” means Kroll Bond Rating Agency, LLC, or any successor to the rating agency business thereof. “Lien” means any mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind in the nature of a security interest, whether voluntarily incurred or arising by operation of law or otherwise against any property. “Make-Whole Amount” is defined in Section 8.8. “Material” means material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole.

A-13 “Material Adverse Effect” means a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Subsidiaries taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement and the Notes, (c) the ability of any Subsidiary Guarantor to perform its obligations under its Subsidiary Guaranty, or (d) the validity or enforceability of this Agreement, the Notes or any Subsidiary Guaranty. “Material Credit Facility” means, as to the Company and its Subsidiaries, any agreement(s) creating or evidencing indebtedness for borrowed money entered into on or after the date of Closing by the Company or any Subsidiary, or in respect of which the Company or any Subsidiary is an obligor or otherwise provides a guarantee or other credit support (“Credit Facility”), in a principal amount outstanding or available for borrowing equal to or greater than $50,000,000 (or the equivalent of such amount in the relevant currency of payment, determined as of the date of the closing of such facility based on the exchange rate of such other currency); provided, however, that “Material Credit Facility” shall not include any Credit Facility between or among the Company and any of its Subsidiaries, or between or among any Subsidiaries of the Company; and if no Credit Facility or Credit Facilities equal or exceed such amounts, then the largest Credit Facility (other than any Credit Facility between or among the Company and any of its Subsidiaries, or between or among any Subsidiaries of the Company) shall be deemed to be a Material Credit Facility. “Maturity Date” is defined in the first paragraph of each Note. “Modified Make-Whole Amount” is defined in Section 8.8. “Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof. “Multiemployer Plan” means any Plan that is a “multiemployer plan” (as such term is defined in section 4001(a)(3) of ERISA). “NAIC” means the National Association of Insurance Commissioners. “NAIC Annual Statement” is defined in Section 6.2(a). “Non-U.S. Plan” means any plan, fund or other similar program that (a) is established or maintained outside the United States of America by the Company or any Subsidiary primarily for the benefit of employees of the Company or one or more Subsidiaries residing outside the United States of America, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and (b) is not subject to ERISA or the Code. “Note Documents” means this Agreement, the Notes, any Subsidiary Guaranty, the Security Documents and each other document or instrument executed and delivered in connection with the transactions contemplated by this Agreement.

A-14 “Notes Register” is defined in Section 14.1. “Noteholder Sanctions Event” means, with respect to any holder of a Note (an “Affected Noteholder”), such holder or any of its affiliates being in violation of or subject to sanctions (a) under any U.S. Economic Sanctions Laws as a result of the Company or any Controlled Entity becoming a Blocked Person or, directly or indirectly, having any investment in or engaging in any dealing or transaction (including any investment, dealing or transaction involving the proceeds of the Notes) with any Blocked Person or (b) under any similar laws, regulations or orders adopted by any State within the United States as a result of the name of the Company or any Controlled Entity appearing on a State Sanctions List. “Notes” is defined in Section 1. “Notice of Business Transfer Event” is defined in Section 8.11(a). “Notice of Change of Control” is defined in Section 8.10(a). “Notice of Intent to Cure” is defined in Section 10.13. “Obligations” means all present and future indebtedness, obligations and liabilities of the Company to the Secured Parties arising under this Agreement or any other Note Documents, whether or not the right of payment in respect thereof is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, disputed, undisputed, legal, equitable, secured and unsecured, and whether or not such indebtedness, obligations and liabilities are discharged, stayed or otherwise affected by any Insolvency Proceeding. Without limiting the generality of the foregoing, the Obligations of the Company under the Note Documents include all principal, interest, Make-Whole Amounts, fees, charges, expenses, attorneys’ fees and accountants fees payable or reimbursable by the Company pursuant to this Agreement or any of the other Note Documents. “OFAC” means the Office of Foreign Assets Control of the United States Department of the Treasury. “OFAC Sanctions Program” means any economic or trade sanction that OFAC is responsible for administering and enforcing. A list of OFAC Sanctions Programs may be found at http://www.treasury.gov/resource-center/sanctions/Programs/Pages/Programs.aspx. “Officer’s Certificate” means a certificate of a Senior Financial Officer or of any other officer of the Company whose responsibilities extend to the subject matter of such certificate. “Operating Documents” means, for any Person, such Person’s formation documents, and (a) if such Person is a corporation, its bylaws, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.

A-15 “Patents” means all patents, patent applications and like protections including without limitation improvements, divisions, continuations, renewals, reissues, extensions and continuations-in-part of the same. “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA. “Pension Plan” is defined in Section 10.11(b). “Permitted Indebtedness” means: (a) any Indebtedness owing to the holders of the Notes under this Agreement and the other Note Documents; (b) Indebtedness existing on the date of this Agreement and described on Schedule 5.15; (c) Subordinated Debt in an aggregate principal amount of not more than $50,000,000 at any time outstanding; (d) unsecured Indebtedness to trade creditors incurred in the ordinary course of business; (e) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business; (f) Indebtedness secured by Liens permitted under clauses (a) and (c) of the definition of “Permitted Liens” hereunder; (g) Indebtedness incurred in the ordinary course of business in respect of obligations of the Company or any of its Subsidiaries to pay the deferred purchase price of goods or services or progress payments in connection with such goods and services; (h) Indebtedness of the Company to any Subsidiary and Indebtedness of any Subsidiary to the Company or any other Subsidiary; (i) Indebtedness in respect of Swap Contract Liabilities entered into in the ordinary course of business that are incurred for the bona fide purpose of hedging the interest rate risks and not for speculative purposes; (j) Indebtedness (i) incurred in connection with workers’ compensation, unemployment insurance and other social security legislation or (ii) in respect of tenders, statutory obligations, bids, leases, governmental contracts, trade contracts, surety, stay, appeal or performance bonds and other similar obligations (exclusive of obligations for the payment of borrowed money) incurred in the ordinary course of business;

A-16 (k) Indebtedness owing to insurance carriers incurred to finance insurance premiums of the Company or any Subsidiary in the ordinary course of business; (l) Indebtedness in respect of netting services, overdraft protections and other cash management and treasury services, in each case incurred in the ordinary course of business; (m) unsecured Indebtedness of the Company issued to Employee Related Persons of the Company or any Subsidiary to repurchase Equity Interests of the Company or any Affiliate thereof (which unsecured Indebtedness is issued in lieu of any Restricted Payments permitted under Section 10.8 for such purpose); (n) Indebtedness in respect of judgments, attachments or awards not resulting in an Event of Default or in respect of appeal or other surety bonds relating to such judgments; (o) Indebtedness consisting of Contingent Obligations in respect of Indebtedness otherwise permitted by this definition of “Permitted Indebtedness”; (p) Indebtedness consisting of the obligations with respect to purchase price adjustments, earnouts or similar obligations and indemnities incurred in connection with Permitted Investments or Dispositions permitted hereunder; (q) Indebtedness in respect of letters of credit entered into in the ordinary course of business and not in connection with the borrowing of money; (r) to the extent constituting Indebtedness, obligations of the Company or any of its Subsidiaries under the FLRT Agreement or any other agreement between the Company or any of its Subsidiaries, on the one hand, and BAM, on the other; (s) other Indebtedness of the Company owed to White Mountains and/or one of White Mountains’ Subsidiaries in an aggregate principal amount not to exceed $50,000,000 at any time outstanding, provided that (i) such Indebtedness shall not be guaranteed by any Subsidiary of the Company, (ii) such Indebtedness shall not be secured by Liens on any assets of the Company or any of its Subsidiaries and (iii) at the time of, and after giving pro forma effect to, the incurrence of such Indebtedness, the Company shall be in compliance with Section 10.13 as of the end of the then most recently ended Test Period; (t) Indebtedness comprised of obligations in connection with letters of credit not to exceed $200,000; (u) without duplication of any other Indebtedness, all premiums (if any), interest (including post-petition interest and payment in kind interest), accretion or amortization of original issue discount, fees, expenses and charges with respect to any Indebtedness of the Company or any of its Subsidiaries; and

A-17 (v) extensions, refinancings, modifications, amendments and restatements of Permitted Indebtedness referred to in clauses (b), (c), (f) and (l) above; provided that (i) the principal amount thereof is not increased, (ii) the terms thereof are not modified to impose more burdensome terms upon the Company or any Subsidiary, as the case may be, (iii) such Indebtedness is without recourse to any of the Subsidiaries, except, in the case of any Subsidiary, to the extent the original Indebtedness was recourse to such Subsidiary, (iv) the maturity of such Indebtedness is not shortened and (v) in the case of clause (c), the manner of the subordination thereof to the Obligations is not adversely affected. “Permitted Investments” means: (a) Investments (including, without limitation, Subsidiaries) existing on the date of this Agreement and described on Schedule 10.9; (b) Investments consisting of cash and Cash Equivalents; (c) Investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of the Company or any Subsidiary; (d) (i) Investments in the BAM Surplus Notes and (ii) other Investments in BAM or in the BAM Trust Account, in each case, made pursuant to the FLRT Agreement or any other agreement between the Company or any of its Subsidiaries, on the one hand, and BAM, on the other (and, in the case of any Investments in the form of a Disposition after the date of this Agreement of cash and Cash Equivalents to any BAM Trust Account, in an amount not to exceed the amount thereof then required so to be Disposed pursuant to the FLRT Agreement or any agreement establishing or governing such BAM Trust Account); (e) Investments between, among or in the Company or any of its Subsidiaries (whether existing on the date of this Agreement or hereafter formed or acquired, including newly formed Subsidiaries); (f) Investments consisting of travel advances and employee relocation loans and other loans and advances to Employee Related Persons of the Company or any of its Subsidiaries in the ordinary course of business, and loans to Employee Related Persons of the Company or any of its Subsidiaries relating to the purchase of Equity Interests of the Company or any of its Subsidiaries pursuant to any management, director and/or employee stock ownership or incentive plans or any other employment arrangements or any equity holders’ agreements; (g) Investments (including debt obligations) received (i) in connection with the bankruptcy, winding-up or reorganization of any Person, (ii) in settlement of delinquent obligations of, or other disputes with, customers, suppliers and other account debtors arising in the ordinary course of business, (iii) upon foreclosure or realization with respect to any secured Investment or other transfer of title with respect to any secured Investment

A-18 and/or (iv) as a result of the settlement, compromise, resolution of litigation, arbitration or other disputes; (h) Investments consisting of accounts receivable and notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers in the ordinary course of business; (i) Swap Contracts incurred for bona-fide hedging purposes and not for speculative purposes; (j) Investments consisting of cash collateral for obligations in connection with letters of credit not to exceed $200,000 at any time outstanding; (k) promissory notes, securities and other non-cash consideration received in connection with Dispositions permitted by Section 10.6; (l) (i) Permitted Indebtedness, (ii) Permitted Liens and (iii) transactions permitted by Section 10.2, 10.6 or 10.8(a); (m) guarantees of obligations that do not constitute Indebtedness and are otherwise not prohibited hereunder; (n) any Investments the consideration for which is Qualified Equity Interests of the Company or Equity Interests of any parent thereof; (o) any Investment to the extent such Investment is made with the net cash proceeds of (i) a capital contribution to the Company in respect of its Qualified Equity Interests or (ii) the issuance of Qualified Equity Interests by the Company; (p) Investments of any Person existing at the time such Person becomes a Subsidiary of the Company or consolidates, amalgamates or merges with the Company or any of its Subsidiaries so long as such Investments were not made in contemplation of such Person becoming a Subsidiary or such consolidation, amalgamation or merger; and (q) other Investments in an aggregate amount not to exceed $1,000,000. “Permitted Jurisdiction” means (a) the United States of America, (b) Bermuda and (c) any other country that on April 30, 2004 was a member of the European Union. “Permitted Liens” are: (a) Liens (i) existing on the date of this Agreement and described on Schedule 10.5 or (ii) arising under this Agreement and the other Note Documents;

A-19 (b) Liens for Taxes either not due and payable or being contested in good faith and for which the Company or its Subsidiaries maintains adequate reserves on its Books and Records to the extent required by GAAP; (c) purchase money Liens (i) on assets acquired or held by the Company or any of its Subsidiaries incurred for financing the acquisition of such assets securing Indebtedness in an aggregate principal amount not to exceed $200,000 at any time outstanding or (ii) existing on assets when acquired, if, in the case of clauses (i) and (ii), the applicable Lien is confined to such assets and improvements and the proceeds of such assets; (d) statutory Liens (and rights of setoff) of landlords, banks, carriers, warehousemen, mechanics, repairmen, construction contractors, workmen and materialmen, and other Liens imposed by applicable Requirements of Law, in each case, incurred in the ordinary course of business (i) for amounts not yet overdue by more than 30 days, (ii) for amounts that are overdue by more than 30 days and that are being contested in good faith by appropriate proceedings, so long as the Company or any Subsidiary, as applicable, has set aside adequate reserves on its Books and Records to the extent required by GAAP or (iii) with respect to which the failure to make payment could not reasonably be expected to result in a Material Adverse Effect; (e) Liens incurred (i) in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security laws and regulations, (ii) in the ordinary course of business to secure the performance of tenders, bids, leases, government contracts, trade contracts, statutory obligations, surety, stay and appeal bonds and other similar obligations (exclusive of obligations for the payment of borrowed money), (iii) pursuant to pledges and deposits of cash or Cash Equivalents in the ordinary course of business securing (A) any liability for reimbursement, premium or indemnification obligations of insurance brokers or carriers providing property, casualty, liability or other insurance to the Company or any Subsidiary or (B) leases, subleases, licenses or sublicenses of property otherwise permitted by this Agreement and (iv) to secure obligations in respect of letters of credit, bank guaranties, bankers’ acceptances, surety bonds, performance bonds or similar instruments posted with respect to the items described in clauses (i) through (iii) above; (f) Liens incurred in the extension, renewal or refinancing of the Indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and any additions thereto and the principal amount of the Indebtedness may not increase; (g) leases, subleases, licenses or sublicenses granted to other Persons in the ordinary course of business; (h) Liens consisting of (i) any interest or title of a lessor, sub-lessor, licensor or sublicensor under any lease, license or similar arrangement permitted hereunder, (ii) any landlord lien permitted by the terms of any lease, or assignments of insurance or

A-20 condemnation proceeds provided to landlords (or their mortgagees) pursuant to the terms of any lease, (iii) any restriction or encumbrance to which the interest or title of such lessor, sub-lessor, licensor or sub-licensor may be subject, (iv) any subordination of the interest of the lessee, sub-lessee, licensee or sub-licensee under such lease, license or similar arrangement to any restriction or encumbrance referred to in the preceding clause (iii) or (v) ground leases or subleases in respect of real property on which facilities owned or leased by the Company or any of its Subsidiaries are located; (i) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 11(h) and 11(j); (j) rights of set-off and other Liens in favor of financial institutions arising in connection with accounts of the Company or any Subsidiary held at such institutions in the ordinary course of business or in connection with netting services, overdraft protections and other cash management and treasury services; (k) zoning restrictions, building codes, easements, rights of way, licenses, covenants and other similar restrictions, including environmental or land use restrictions, minor defects or irregularities in title and other similar Liens affecting the use of real property that do not secure monetary obligations and do not materially impair the use of such real property for its intended purposes or the value thereof; (l) purported liens evidenced by (x) the filing of precautionary Uniform Commercial Code financing statements or similar filings relating to leases entered into in the ordinary course of business and (y) unauthorized Uniform Commercial Code financing statements with respect to which no Lien has been granted by the Company or any Subsidiary; (m) Liens consisting of (i) in connection with any Disposition permitted by Section 10.6, customary rights and restrictions contained in agreements relating to such Disposition pending the completion thereof and/or (ii) the pledge of cash and Cash Equivalents as part of an escrow arrangement required in any Disposition permitted by Section 10.6; (n) Liens of a collection bank arising under Section 4-208 or 4-210 of the Uniform Commercial Code on items in the course of collection; (o) Liens on unearned insurance premiums securing Indebtedness permitted under clause (k) of the definition of “Permitted Indebtedness”; (p) Liens on cash collateral for obligations in connection with letters of credit not to exceed $200,000; (q) other Liens on assets with a fair market value (as reasonably determined by the Company) not exceeding $500,000 securing obligations permitted hereunder;

A-21 (r) (i) Liens that are contractual rights of setoff or netting and (ii) any pledge and/or deposit securing any settlement of litigation; (s) Liens on the BAM Trust Accounts and the assets subject to the trust arrangements created thereby, in each case, created pursuant to the FLRT Agreement or any agreement establishing or governing any BAM Trust Account; and (t) other Liens necessary for the normal operation of the business of the Company and its Subsidiaries. “Person” means an individual, partnership, corporation, company, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority. “Plan” means an “employee benefit plan” (as defined in section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability. “Pledge Agreement” means the share charge dated the date of the Closing, executed by the Company in favor of the Collateral Agent charging the Pledged Shares held by the Company. “Pledged Issuer” is defined in the definition of “Pledged Shares”. “Pledged Shares” means (a) the shares of capital stock or share capital and other Equity Interests of any direct Subsidiary of the Company (each, a “Pledged Issuer”) at any time and from time to time owned by the Company, whether or not evidenced or represented by any stock or share certificate, security or other Instrument, (b) all certificates, securities or other Instruments representing such shares of capital stock or share capital or other Equity Interests and (c) all rights, contractual or otherwise, in respect thereof and all dividends, distributions, cash, Instruments, Investment Property, financial assets, securities, Equity Interests and other property (including, without limitation, any dividend and any distribution in connection with a stock or share split) from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of such Equity Interests. “Presentation” is defined in Section 5.3. “Private Rating Letter” means a letter issued by an Acceptable Rating Agency in connection with any private Debt Rating for the Notes, which (a) sets forth the Debt Rating for the Notes, (b) refers to the Private Placement Number issued by the PPN CUSIP Unit of CUSIP Global Services in respect of the Notes, (c) addresses the likelihood of payment of both principal and interest on the Notes (which requirement shall be deemed satisfied if either (x) such letter includes confirmation that the rating reflects the Acceptable Rating Agency’s assessment of the Company’s ability to make timely payment of principal and interest on the Notes or a similar statement or (y) such letter is silent as to the Acceptable Rating Agency’s assessment of the likelihood of payment

A-22 of both principal and interest and does not include any indication to the contrary), (d) includes such other information describing the relevant terms of the Notes as may be required from time to time by the SVO or any other governmental authority having jurisdiction over any holder of the Notes and (e) shall not be subject to confidentiality provisions or other restrictions which would prevent or limit the letter from being shared with the SVO or any other governmental authority having jurisdiction over any holder of the Notes. “Private Rating Rationale Report” means, with respect to any Private Rating Letter, a report issued by the applicable Acceptable Rating Agency in connection with such Private Rating Letter setting forth an analytical review of the Notes explaining the transaction structure, methodology relied upon, and, as appropriate, analysis of the credit, legal, and operational risks and mitigants supporting the assigned private Debt Rating for the Notes, in each case, on the letterhead of the Acceptable Rating Agency or posted on its controlled website and generally consistent with the work product that a rating agency would produce for a similar publicly rated security and otherwise in form and substance generally required by the SVO or any other governmental authority having jurisdiction over any holder of the Notes from time to time. “property” or “properties” means, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate. “Proceeds” means any “proceeds” as defined in the Uniform Commercial Code. “PTE” is defined in Section 6.2(a). “Purchaser” or “Purchasers” means each of the purchasers that has executed and delivered this Agreement to the Company and such Purchaser’s successors and assigns (so long as any such assignment complies with Section 14.2), provided, however, that any Purchaser of a Note that ceases to be the registered holder or a beneficial owner (through a nominee) of such Note as the result of a transfer thereof pursuant to Section 14.2 shall cease to be included within the meaning of “Purchaser” of such Note for the purposes of this Agreement upon such transfer. “Purchaser Schedule” means the Purchaser Schedule to this Agreement listing the Purchasers of the Notes and including their notice and payment information. “Qualified Equity Interests” means, with respect to any Person, all Equity Interests of such Person that are not Disqualified Equity Interests. “Qualified Institutional Buyer” means any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act. “QPAM Exemption” is defined in Section 6.2(d). “Reinvestment Yield” is defined in Section 8.8. “Registration Duty” means any registration duty or similar amount payable in Bermuda in connection with the use in a Bermuda judicial proceeding of this Agreement, the Notes or any

A-23 other agreement or document related hereto or thereto or the transactions contemplated herein or therein. “Related Fund” means, with respect to any holder of any Note, any fund or entity that (i) invests in Securities or bank loans, and (ii) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor. “Remaining Average Life” is defined in Section 8.8. “Remaining Scheduled Payments” is defined in Section 8.8. “Reported” is defined in Section 8.8. “Required Holders” means at any time on or after the Closing, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company, BAM or any of their respective Affiliates). “Requirements of Law” means, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case, applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject. “Responsible Officer” means any of the Chief Executive Officer, if any, President, Chief Financial Officer, if any, and Controller of the Company. “Restricted Payment” means (a) any dividend or other distribution on account of any Equity Interests of the Company, now or hereafter outstanding, (b) any repurchase, redemption, retirement, defeasance, sinking fund or similar payment, purchase or other acquisition for value of any Equity Interests of the Company, now or hereafter outstanding and (c) any payment to retire, or to obtain the surrender of, any outstanding warrants, options or other rights for the purchase or acquisition of shares of any class of Equity Interests of the Company, now or hereafter outstanding. “SEC” means the Securities and Exchange Commission of the United States of America. “Secured Party” means the Collateral Agent and each other Secured Party (as defined in the Collateral Agency Agreement) from time to time. “Securities” or “Security” shall have the meaning specified in section 2(1) of the Securities Act. “Securities Act” means the Securities Act of 1933, as amended. “Security Agreement” means the Security Agreement dated as of the date of the Closing, by and among the Company and the Collateral Agent as amended, restated, supplemented and otherwise modified from time to time.

A-24 “Security Documents” means (i) the Collateral Agency Agreement, (ii) the Pledge Agreement, (iii) the Security Agreement and (iv) any other account control agreement, security documents, financing statement and the like entered into, filed or recorded in connection with the foregoing, in each case as supplemented, amended, modified, renewed or replaced from time to time. “Shareholder Debt” means, at any time, any Indebtedness outstanding at such time in reliance on clause (s) of the definition of “Permitted Indebtedness”. “Senior Financial Officer” means the chief financial officer, principal accounting officer, treasurer or comptroller of the Company. “Settlement Date” is defined in Section 8.8. “Significant Subsidiary” means, with respect to any Person, a Subsidiary of such Person which would be a “significant subsidiary” of such Person as determined in accordance with the definition in Rule 1-02(w) of Article 1 of Regulation S-X promulgated by the SEC and as in effect on the date of the Closing; provided that each Subsidiary Guarantor shall at all times be deemed a Significant Subsidiary of the Company. “Solvent” means, with respect to any Person on a particular date, that on such date (a) the fair value of the property of such Person is not less than the total amount of the liabilities of such Person, (b) the present fair salable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its existing debts as they become absolute and matured, (c) such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature, and (e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital. “Source” is defined in Section 6.2. “S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business. “Specified Restricted Payment” means a dividend, distribution or other Restricted Payment by the Company in an aggregate amount not to exceed an amount equal to the sum of (a) the proceeds from the issuance of the Notes plus (b) the amount of unrestricted cash held by the Company at the time of such Specified Restricted Payment less (c) the sum of (i) the amount required to repay the Existing Loan Agreement, plus (ii) fees and expenses incurred in connection with the issuance of the Notes, plus (iii) the amount of the proceeds from the issuance of the Notes deposited in the Interest Reserve Account at the Closing; provided the Company shall not make a Specified Restricted Payment more than once.

A-25 “State Sanctions List” means a list that is adopted by any state Governmental Authority within the United States of America pertaining to Persons that engage in investment or other commercial activities in Iran or any other country that is a target of economic sanctions imposed under U.S. Economic Sanctions Laws. “Subordinated Debt” means Indebtedness of the Company that is subordinated to all of the Obligations, whether such subordination terms apply to such Indebtedness ab initio pursuant to the express terms thereof (so long as the holders of the Notes are, pursuant to the express terms thereof, third party beneficiaries of such subordination terms) or as a result of the holders of the Notes and the applicable subordinated creditor having entered into a subordination agreement setting forth such subordination terms. The holders of the Notes agree that, promptly upon request by the Company that the holders of the Notes enter into any such subordination agreement, the holders of the Notes shall execute and deliver to the Company a copy of such subordination agreement. “Subsidiary” means, as to any Person at any time, a corporation, partnership, limited liability company or other entity of which Voting Equity Interests having ordinary voting power to elect a majority of the board of directors or other managers (or Persons performing similar functions) of such corporation, partnership, limited liability company or other entity are at the time owned, directly or indirectly through one or more intermediaries, or both, by such Person. Unless the context otherwise requires, each reference to a Subsidiary herein shall be a reference to a Subsidiary of the Company. For the avoidance of doubt, BAM is not a Subsidiary of the Company as of the date of this Agreement. “Subsidiary Guarantor” means each Subsidiary that has executed and delivered a Subsidiary Guaranty. “Subsidiary Guaranty” is defined in Section 9.7(a). “Substitute Purchaser” is defined in Section 22. “SVO” means the Securities Valuation Office of the NAIC. “Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, (b) a “swap agreement” as that term is defined in Section 101(53B)(A) of the Bankruptcy Code, and (c) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such

A-26 master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement. “Swap Contract Liabilities” means the liabilities of the Company or any Subsidiary under any Swap Contract as calculated on a marked-to-market basis in accordance with GAAP. “Tax” means any present or future tax, levy, impost, duty, deduction, withholding (including backup withholding), assessment, fee or other charge imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto. “Taxing Jurisdiction” is defined in Section 13(a). “Test Period” means, as of any date, the period of four consecutive Fiscal Quarters then most recently ended for which financial statements have been delivered (or are required to have been delivered) under Section 7.1(a) or 7.1(b), as applicable (or, prior to the first such delivery, the period of four consecutive Fiscal Quarters ended December 31, 2025). “Trademarks” means any trademark and servicemark rights, whether registered or not, applications to register and registrations of the same and like protections, and the entire goodwill of the business of the Company and its Subsidiaries connected with and symbolized by such trademarks. “Uniform Commercial Code” means the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of New York; provided that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Collateral Agent’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of New York, the term “Uniform Commercial Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions. “United States Person” has the meaning set forth in Section 7701(a)(30) of the Code. “USA PATRIOT Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001 and the rules and regulations promulgated thereunder from time to time in effect. “U.S. Economic Sanctions Laws” means those laws, executive orders, enabling legislation or regulations administered and enforced by the United States pursuant to which economic sanctions have been imposed on any Person, entity, organization, country or regime, including the Trading with the Enemy Act, the International Emergency Economic Powers Act, the Iran Sanctions Act, the Sudan Accountability and Divestment Act and any other OFAC Sanctions Program.

A-27 “Voting Equity Interests” of a Person means Equity Interests of such Person of the class or classes the holders of which are entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors or other managers (or Persons performing similar functions) of such Person. “White Mountains” means White Mountains Insurance Group, Ltd., an exempted Bermuda company limited by shares. “Wholly-Owned Subsidiary” means, at any time, any Subsidiary all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Subsidiaries at such time.

SCHEDULE 1 (to Note Purchase Agreement) [FORM OF NOTE] HG GLOBAL LTD. 7.39% SENIOR NOTE DUE MAY 14, 2036 No. [_____] [Date] $[_______] PPN G4217* AB0 FOR VALUE RECEIVED, the undersigned, HG Global Ltd. (herein called the “Company”), an exempted company limited by shares incorporated, organized and existing under the laws of Bermuda, hereby promises to pay to [____________], or registered assigns, the principal sum of [_____________________] DOLLARS (or so much thereof as shall not have been prepaid) on May 14, 2036 (the “Maturity Date”), with interest (computed on the basis of a 360-day year of twelve 30-day months) (a) on the unpaid balance hereof at the rate of 7.39% per annum from the date hereof, payable semiannually, on the 14th day of May and November in each year, commencing with the May 14 or November 14 next succeeding the date hereof, and on the Maturity Date, until the principal hereof shall have become due and payable, and (b) to the extent permitted by law, (x) on any overdue payment of interest and (y) during the continuance of an Event of Default, on such unpaid balance and on any overdue payment of any Make-Whole Amount or Modified Make- Whole Amount, at a rate per annum from time to time equal to the Default Rate, payable semiannually as aforesaid (or, at the option of the registered holder hereof, on demand). Payments of principal of, interest on and any Make-Whole Amount or Modified Make- Whole Amount with respect to this Note are to be made in lawful money of the United States of America at JPMorgan Chase Bank, N.A. or at such other place as the Company shall have designated by written notice to the holder of this Note as provided in the Note Purchase Agreement referred to below. This Note is one of a series of Senior Notes (herein called the “Notes”) issued pursuant to the Note Purchase Agreement, dated May 14, 2026 (as from time to time amended, the “Note Purchase Agreement”), between the Company and the respective Purchasers named therein and is entitled to the benefits thereof. Each holder of this Note will be deemed, by its acceptance hereof, to have (i) agreed to the confidentiality provisions set forth in Section 21 of the Note Purchase Agreement and (ii) made the representation set forth in Section 6.2 of the Note Purchase Agreement. Unless otherwise indicated, capitalized terms used in this Note shall have the respective meanings ascribed to such terms in the Note Purchase Agreement. This Note is a registered Note and, as provided in the Note Purchase Agreement, upon surrender of this Note for registration of transfer accompanied by a written instrument of transfer duly executed, by the registered holder hereof or such holder’s attorney duly authorized in writing, a new Note for a like principal amount will be issued to, and registered in the name of, the transferee. Prior to due presentment for registration of transfer, the Company may treat the Person

-2- in whose name this Note is registered as the owner hereof for the purpose of receiving payment and for all other purposes, and the Company will not be affected by any notice to the contrary. This Note is subject to optional prepayment, in whole or from time to time in part, at the times and on the terms specified in the Note Purchase Agreement, but not otherwise. If an Event of Default occurs and is continuing, the principal of this Note may be declared or otherwise become due and payable in the manner, at the price (including any applicable Make- Whole Amount) and with the effect provided in the Note Purchase Agreement. This Note shall be construed and enforced in accordance with, and the rights of the Company and the holder of this Note shall be governed by, the law of the State of New York, excluding choice-of-law principles of the law of such State that would permit the application of the laws of a jurisdiction other than such State. HG GLOBAL LTD. By: ___________________________________ Name: Title: